UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE RYLAND GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THE RYLAND GROUP, INC.

24025 Park Sorrento, Suite 400
Calabasas, California 91302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

Notice is given that the Annual Meeting of Stockholders of The Ryland Group, Inc. (“Ryland”) will be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on April 28, 2010, at 8:00 a.m., local time, for the following purposes:

1.  To elect nine Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify.

2.  To consider a proposal from The Nathan Cummings Foundation (a stockholder) requesting stockholder approval of a request that the Board of Directors adopt quantitative goals for reducing greenhouse gas emissions from Ryland’s products and operations.

3.  To consider a proposal from certain retirement systems and pension funds of employees of the City of New York (stockholder) requesting stockholder approval of a request that the Board of Directors adopt a policy requiring that the Proxy Statement for each Annual Meeting contain a proposal seeking an advisory vote of stockholders to ratify and approve the Compensation Committee’s Report and the executive compensation policies and practices set forth in the Compensation Discussion and Analysis.

4.  To ratify the appointment of Ernst & Young LLP as Ryland’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

5.  To act upon other business properly brought before the meeting.

Stockholders of record at the close of business on February 16, 2010 are entitled to vote at the meeting or any adjournment thereof. Please date and sign the enclosed proxy and return it in the accompanying postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of Ryland a notice of revocation or a duly executed proxy bearing a later date. Your proxy may also be revoked by attending the meeting and voting in person.

By Order of the Board of Directors

TIMOTHY J. GECKLE
Secretary

March 10, 2010

PROXY STATEMENT

The enclosed proxy is being solicited by The Ryland Group, Inc. (“Ryland”) for use at the Annual Meeting of Stockholders on April 28, 2010. This Proxy Statement and proxy are first being distributed to stockholders on approximately March 10, 2010. Ryland’s Annual Report to Stockholders for the year ended December 31, 2009, including financial statements and accompanying notes, is enclosed with this Proxy Statement. If a proxy is properly executed and received by Ryland prior to voting at the meeting, the shares represented by the proxy will be voted in accordance with the instructions contained on the proxy. In the absence of instructions, the shares will be voted FOR the management proposals and AGAINST the stockholder proposals set forth in this Proxy Statement. A proxy may be revoked by a stockholder at any time prior to its exercise by filing with the Secretary of Ryland a notice of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

The election of Directors requires a plurality of the votes cast with a quorum present. For the election of Directors, abstentions and broker non-votes are not votes cast and have no effect on the plurality vote required.

The approval of the stockholder proposals of The Nathan Cummings Foundation, and the retirement systems and pension funds of the employees of the City of New York, as well as the ratification of Ernst & Young LLP as Ryland’s independent registered public accounting firm for the fiscal year ending December 31, 2010, require the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present. Abstentions and broker non-votes will not be considered votes cast for the foregoing purposes.

Ryland will utilize the services of Georgeson Inc. in the solicitation of proxies for this Annual Meeting of Stockholders for a fee of $7,750, plus expenses. Ryland may also solicit proxies by mail, personal interview or telephone by officers and other management employees of Ryland, who will receive no additional compensation for their services. The cost of solicitation of proxies is borne by Ryland. Arrangements will be made by Ryland for the forwarding to beneficial owners, at Ryland’s expense, of soliciting materials by brokerage firms and others.

Only stockholders of record at the close of business on February 16, 2010 are entitled to vote at the meeting or any adjournment thereof. The only outstanding securities of Ryland entitled to vote at the meeting are shares of Common Stock. There were 43,917,585 shares of Common Stock outstanding as of the close of business on February 16, 2010. Ryland’s Common Stock does not have cumulative voting rights. Holders of Common Stock are entitled to one vote per share on all matters. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting.

Please read this important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 28, 2010. This Proxy Statement and proxy as well as the Annual Report to Stockholders for the year ended December 31, 2009, are available at http://investor.shareholder.com/ryl/sec.cfm.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Directors listed below (nine in number) are nominated for election to hold office until the next Annual Meeting of Stockholders or until the election and qualification of their successors. The proxies solicited, unless directed to the contrary, will be voted FOR the nine Directors named below.

Management has no reason to believe that any nominee is unable or unwilling to serve as a Director; but if that should occur for any reason, the proxy holders reserve the right to vote for another person of their choice.

The Board is required under the Securities and Exchange Commission and New York Stock Exchange rules to affirmatively determine the independence of each Director and to disclose such determination in the Proxy Statement for each Annual Meeting of Stockholders. The Board has established Guidelines on Significant Corporate Governance Issues which are available on Ryland’s Web Site at www.ryland.com. Under the Guidelines, it is Ryland’s policy that the Board should be composed predominantly of independent directors. Based on the Board’s Guidelines and the New York Stock Exchange corporate governance standards, the Board, at its meeting held on February 24, 2010, has determined that all Directors, except Messrs. Dreier and Nicholson, meet the definition of “independence.”

The nomination process for Directors is supervised by Ryland’s Nominating and Governance Committee. The Committee seeks out appropriate candidates to serve as Directors of Ryland, and the Committee interviews and examines Director candidates and makes recommendations to the Board regarding candidate selection. Once the Committee has selected appropriate candidates for election as a Director, it presents the candidates to the full Board of Directors for election if the selection occurs during the course of the year, or for nomination if the Director is elected by the stockholders. Directors are nominated each year for election by the stockholders and are included in Ryland’s Proxy Statement.

Ryland’s Bylaws provide the procedure for stockholders to make Director nominations. A nominating stockholder must give appropriate notice to Ryland of the nomination not less than 75 days prior to the date of the Annual Meeting of Stockholders. If less than 100 days’ notice of the date of the Annual Meeting of Stockholders is given by Ryland, then Ryland must receive notice of the nomination not later than the close of business on the 10th day following the date Ryland first mailed the notice or made public disclosure of the meeting. In this regard, notice is given that the 2011 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April 2011, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with Ryland’s Bylaws. The stockholders’ notice shall set forth, as to

(a)  each person whom the stockholder proposes to nominate for election as a Director:

•                  name, age, business address and residence address of the person,

•                  the principal occupation or employment of the person,

•                  the number of shares of Ryland stock which are beneficially owned, if any, by the person, and

•                  any other information relating to the person which is required to be disclosed in solicitations for proxies for the election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor act or regulation; and

(b)  the stockholder giving the notice:

•                  the name and record address of the stockholder, and

•                  the number of shares of Ryland stock which are beneficially owned by the stockholder.

Ryland may require any proposed nominee to furnish such other information as may be reasonably required by Ryland to determine the qualifications of such proposed nominee to serve as a Director of Ryland.

Set forth below is information regarding the Directors nominated for election at the Annual Meeting of Stockholders, including background information and information regarding the specific experience, qualifications, attributes and skills that support the conclusion that these nominees should serve as Directors of Ryland.

Name, Age and Year in
which First Elected a Director	Principal Occupation for Five Prior Years and Other Information

Leslie M. Frécon 56 (1998)

Chairman and Chief Executive Officer of LFE Capital, LLC; and Director of Associated Packaging Technologies, Inc., M.A. Gedney Company, Inc., Avant Holdings, Inc., Portero, Inc., Global ID Group, Inc. and Immaculate Baking Company, Inc.

As Chair and Chief Executive Officer of LFE Capital, LLC, a private equity investment management firm, Ms. Frécon leads the fundraising, investment and operational activities and works actively with the management teams of portfolio companies to build their enterprise value. Previously, Ms. Frécon was an executive with General Mills Inc., a global consumer food products company. In her 17 years with General Mills, she served in financial and operational management roles, including Senior Vice President of Corporate Finance with responsibility for worldwide finance, treasury, risk management and business development functions.

Roland A. Hernandez 52 (2001)	Chairman of the Board of Directors and Chief Executive Officer of Telemundo Group, Inc. until 2000; and Director of Vail Resorts, Inc., MGM Mirage, Inc. and Sony Corporation.

Mr. Hernandez provided executive leadership and helped develop the business strategies that led to Telemundo Group, Inc. becoming a highly successful Spanish speaking telecommunications corporation. Since leaving this organization, Mr. Hernandez remains active as a business advisor and consultant to various commercial enterprises. Mr. Hernandez has significant experience with service on the Boards of many large corporations which, in addition to the ones listed above, includes Wal-Mart Stores, Inc. and Lehman Brothers Holdings, Inc. Given his background, Mr. Hernandez brings an extensive business knowledge and financial experience to Ryland’s Board of Directors.

William L. Jews 58 (1995)

President and Chief Executive Officer of CareFirst Blue Cross Blue Shield until 2006; and Director of Choice Hotels International, Inc., Fortress International Group Inc., Camden Learning Corporation and KCI Technologies Inc.

Mr. Jews was instrumental in the expansion and growth of CareFirst Blue Cross Blue Shield in the Mid-Atlantic markets that it served which led it to generate over $6 billion in annual revenue. As President and Chief Executive Officer, Mr. Jews led this successful and complex health insurance administrator and servicer during a time of numerous business, market and regulatory challenges. He serves on the Board of a leading national hotel chain, Choice Hotels International, as well as having served as a Director for a nationally recognized leader in credit-related services, MBNA Corporation. He currently serves on several Boards which provide him with a broad range of experience and knowledge in his current role as Lead Director of Ryland’s Board.

Ned Mansour	President of Mattel, Inc. until 2000; and Director of Blue Nile, Inc.
61 (2000)

Mr. Mansour served as President of Mattel, Inc., a worldwide leader in the design, manufacture and marketing of family products, until his retirement in March 2000. He joined Mattel in 1978 as an attorney and held numerous positions before becoming President, including President of Corporate Operations, President of Mattel USA, Chief Administrative Officer, and Executive Vice President and General Counsel. Mr. Mansour serves on the Board of Directors of Blue Nile, Inc., a leading online retailer of diamonds and fine jewelry, and previously served as a member of the Board of Mattel, Inc. and Big Lots, Inc., a national retailer. With his legal, operational and managerial experience, Mr. Mansour brings an informed insight and understanding to Ryland’s Board and the work of its various committees.

Robert E. Mellor 66 (1999)	Chairman of the Board of Directors and Chief Executive Officer of Building Materials Holding Corporation until 2009; and Director of Coeur d’Alene Mines Corporation.

As Chairman and CEO of Building Materials Holding Corporation, Mr. Mellor headed a corporation that was a key supplier of labor and materials to the homebuilding industry. As a result, Mr. Mellor has a significant knowledge of Ryland’s core homebuilding business and the challenges we face in the markets that drive our business results. As a result of the downturn in the building materials industry, Building Materials Holding Corporation went through a Chapter 11 restructuring in 2009 and emerged from the restructuring in 2010. Mr. Mellor is no longer an officer of Building Materials Holding Corporation. Mr. Mellor previously was of counsel with the leading national law firm of Gibson, Dunn & Crutcher, LLP and, therefore, has a valuable knowledge and understanding of the legal issues and regulatory complexities that Ryland must address as a publicly traded homebuilder. Mr. Mellor has additional Board experience from his prior service as a member of the Board of Directors of Monro Muffler Brake, Inc.

Name, Age and Year in which First Elected a Director	Principal Occupation for Five Prior Years and Other Information

Norman J. Metcalfe	Director of The Tejon Ranch Company (real estate development).
67 (2000)

Mr. Metcalfe has an extensive history and background in real estate development and homebuilding. He is a Director of The Tejon Ranch Company, a major real estate development project within the Southern California market. He previously was Vice Chairman and Chief Financial Officer of The Irvine Company, one of the nation’s largest real estate and community development companies. Prior to The Irvine Company, Mr. Metcalfe spent over 20 years in various real estate, corporate finance and investment positions with the Kaufman and Broad/SunAmerica family of companies. These positions included President and Chief Investment Officer of SunAmerica Investments and Chief Financial Officer of Kaufman and Broad Home Corporation (currently known as KB Homes). As Chairman of the Board’s Finance Committee, Mr. Metcalfe has been instrumental in the financing and capital structure decisions that have helped Ryland maintain a strong balance sheet.

Larry T. Nicholson 52 (2009)

President and Chief Executive Officer of Ryland; Executive Vice President and Chief Operating Officer until 2008; President of the Southeast Region of Ryland Homes until 2007; President of the Orlando Division of Ryland Homes until 2005.

Mr. Nicholson was promoted in June 2009 to the position of Chief Executive Officer of Ryland as the successor to Mr. Dreier, Ryland’s current Chairman of the Board of Directors. Mr. Nicholson has been with Ryland since 1996 when he joined as a Division President in the South Region. Throughout his working career, Mr. Nicholson has held a wide variety of positions within the homebuilding industry. Given his expertise as a senior manager at all key levels within our organization and his extensive knowledge about the homebuilding business, Mr. Nicholson now leads our organization with all the critical skills necessary to continue Ryland’s role as a leading public homebuilder. His role on the Board is essential to linking the operational and strategic decisions necessary to continue Ryland’s success.

Charlotte St. Martin 64 (1996)	Executive Director of the Broadway League since 2006; and Executive Vice President of Loews Hotels until 2005.

Ms. St. Martin brings valuable insight and knowledge from her prior experience managing the operations of Loews Hotels, a national hotel brand that operates in similar markets to Ryland. As an executive with Loews Hotels, she was involved with the critical elements necessary for the operational success of Loews’ principal resort properties and hotels. Prior to her position as a senior executive, Ms. St. Martin directed a major business operation as the President and Chief Executive Officer of a 1,600 room hotel which employed 2,000 people. Ms. St. Martin has served on the Boards of Gibson Greetings, Inc. and Metropolitan Bank.

Robert G. van Schoonenberg 63 (2009)

Chairman and Chief Executive Officer of BayPoint Capital Partners, LLC; Executive Vice President and General Counsel of Avery Dennison Corporation until 2009; and Director of Guidance Software, Inc., Altair Nanotechnologies, Inc. and Premier Entertainment, LLC.

Mr. van Schoonenberg leads BayPoint Capital Partners, a private equity/advisory firm, and previously was an executive with Avery Dennison Corporation, a highly diversified international corporation. Avery Dennison operates in the core businesses of pressure-sensitive labeling and materials, retail information services and office and consumer products. As an executive officer of Avery Dennison, Mr. van Schoonenberg was involved in the key decisions related to its businesses as well as the challenges of operating a highly diversified organization facing a wide range of complex legal and regulatory issues. In his current role leading an investment firm, Mr. van Schoonenberg is critically involved in the development and growth of various emerging businesses. With his background and experience, Mr. van Schoonenberg brings a broad range of talents, knowledge and expertise to Ryland’s Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the knowledge of Ryland, the only beneficial owners of more than 5 percent of the outstanding shares of Common Stock, as of February 16, 2010, are:

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class

FMR LLC	6,232,268 (1)	14.2%
82 Devonshire Street
Boston, MA 02109

BlackRock Inc.	3,612,880 (2)	8.2%
40 East 52nd Street
New York, NY 10022

State Street Corporation	2,807,696 (3)	6.4%
One Lincoln Street
Boston, MA 02111

(1)     Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2010, FMR LLC (“FMR”) has reported that it beneficially owns the number of shares indicated in the table above. FMR’s wholly-owned subsidiary, Fidelity Management and Research Company (“Fidelity”) beneficially owns 5,428,938 shares of Ryland’s Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, Chairman of FMR, and certain affiliated funds each has sole power to dispose of the shares owned by Fidelity, but none of these entities has sole voting power with respect to these shares (which power rests with the Boards of Trustees of various Fidelity funds). Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 803,330 shares of Ryland’s Common Stock in its role as investment manager. Mr. Johnson and FMR each has sole dispositive power over 803,330 shares and sole voting power over 686,430 shares owned by the accounts managed by PGATC.

(2)     Based on information contained in a Schedule 13G filed with the SEC on January 29, 2010, all of these shares are owned with sole voting and dispositive power.

(3)     Based on information contained in a Schedule 13G filed with the SEC on February 12, 2010, all of these shares are owned with shared voting and dispositive power.

The following table sets forth, as of February 16, 2010, the number of shares of Ryland’s Common Stock beneficially owned by Ryland’s Directors, each of the executive officers named in the Summary Compensation Table, and by the Directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)

R. Chad Dreier	420,263

Leslie M. Frécon	114,337

Roland A. Hernandez	79,209

William L. Jews	118,739

Ned Mansour	106,419

Robert E. Mellor	159,151	(2)

Norman J. Metcalfe	185,419

Charlotte St. Martin	74,875

Robert G. van Schoonenberg	3,387

Larry T. Nicholson	462,091

Gordon A. Milne	279,467

Keith E. Bass	109,930

Peter G. Skelly	121,427

Timothy J. Geckle	177,157

Directors and executive officers as a group (18 persons)	3,047,638

(1)     The Directors, nominees or executive officers do not individually own more than 1 percent of Ryland’s outstanding Common Stock. Directors, nominees and executive officers as a group beneficially own 6.9 percent of Ryland’s outstanding Common Stock. All of the shares in the table are owned individually with sole voting and dispositive power.

Includes shares subject to stock options which may be exercised within 60 days of February 16, 2010, as follows: Ms. Frécon, 90,000 shares; Mr. Hernandez, 60,000 shares; Mr. Jews, 100,000 shares; Mr. Mansour, 75,000 shares; Mr. Mellor, 120,000 shares; Mr. Metcalfe, 140,000 shares; Ms. St. Martin, 60,000 shares; Mr. Nicholson, 186,668 shares; Mr. Milne, 146,667 shares; Mr. Bass, 56,666 shares; Mr. Skelly, 69,427 shares; Mr. Geckle, 73,333 shares; and Directors and executive officers as a group, 1,484,627 shares.

Includes shares represented by restricted stock units as follows: Mr. Nicholson, 250,482 shares; Mr. Milne, 83,000 shares; Mr. Bass, 47,000 shares; Mr. Skelly, 47,000 shares; Mr. Geckle, 34,666 shares; and Directors and executive officers as a group, 609,812 shares.

Includes shares of Common Stock which have been allocated to participants’ accounts under Ryland’s Retirement Savings Opportunity Plan as follows: Mr. Nicholson, 575 shares; Mr. Geckle, 4,493 shares; and Directors and executive officers as a group, 14,718 shares.

Includes shares of Common Stock that have been allocated to the Directors’ deferred compensation plan accounts as follows: Mr. Hernandez, 9,863 shares; Mr. Jews, 3,000 shares; Mr. Mansour, 13,955 shares; Mr. Metcalfe, 13,955 shares; and Ms. St. Martin, 3,000 shares.

(2)     Does not include 2,000 shares of Common Stock owned by Mr. Mellor’s wife as to which he disclaims beneficial ownership.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

During 2009, the Board of Directors held five meetings. All incumbent Directors attended at least 75 percent of the meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during 2009. Directors are expected to attend the 2010 Annual Meeting of Stockholders and the entire Board was present at last year’s meeting. The Board of Directors of Ryland has Audit, Compensation, Finance, and Nominating and Governance Committees. Each of the Committees has adopted a Charter, all of which are available for viewing on Ryland’s Web Site at www.ryland.com.

As a general matter, the Board of Directors has oversight responsibility with respect to risk management and is not responsible for the day-to-day management of risk issues, which is the responsibility of senior management. With respect to this oversight responsibility, the Board of Directors has delegated primary responsibility for risk oversight and the monitoring of Ryland’s significant areas of risk to the Audit Committee. Specifically, the Audit Committee has prepared and uses a Risk Control Matrix which identifies in detail the various risk review factors that the Audit Committee reviews, monitors and manages. Additionally, the Audit Committee works with the management of Ryland to identify key areas of risk in Ryland’s business operations and corporate functions for further review and analysis. The Audit Committee focuses on and discusses certain key areas of risk at its meetings based on a pre-established agenda of topics. Areas of risk that are periodically reviewed, in some cases in conjunction with other Committees of the Board, include liability and litigation management, land and inventory valuation, land acquisition review and approval process, mortgage finance markets and indemnities, warranty reserves, public reporting disclosure, legal compliance and regulatory matters.

The Audit Committee of the Board of Directors was composed of Directors Frécon, Hernandez, Mansour, Metcalfe and van Schoonenberg. The Audit Committee reviews Ryland’s financial statements and reports, the audit services provided by Ryland’s independent public accountants and the reports of Ryland’s internal auditors. During 2009, four meetings of the Audit Committee were held.

The Finance Committee of the Board of Directors was composed of Directors Frécon, Hernandez, Mellor and Metcalfe. The Finance Committee reviews and monitors the financial plans and capital structure of Ryland. There were four meetings of the Finance Committee during 2009.

The Compensation Committee of the Board of Directors determines and approves Ryland’s compensation plans and the amount and form of compensation awarded and paid to executive officers and key employees of Ryland, including awards and distributions under Ryland’s compensation plans. Directors Jews, Mansour, Metcalfe and St. Martin served as Compensation Committee members during 2009. The Compensation Committee members do not have interlocking relationships with compensation committees of other companies. During 2009, the Compensation Committee held four meetings. For information regarding Ryland’s processes and procedures for evaluating and determining executive and Director compensation, please refer to the “Compensation Discussion and Analysis” and the section entitled “Compensation Governance” on page 11 of this Proxy Statement.

The Nominating and Governance Committee recommends to the Board of Directors candidates to fill vacancies on the Board, makes recommendations about the composition of the Board’s Committees, monitors the role and effectiveness of the Board and oversees the corporate governance process. Directors Jews, Hernandez, Mansour and St. Martin were the members of the Nominating and Governance Committee, which held three meetings during 2009. The Nominating and Governance Committee will consider nominees proposed by stockholders for election to the Board of Directors. Recommendations by stockholders should be forwarded to the Secretary of Ryland, and should identify the nominee by name and provide information about the nominee’s background and experience.

The Nominating and Governance Committee evaluates potential nominees for election to the Board of Directors based on a wide variety of factors. These factors include the candidate’s background and qualifications, diversity and business experience, including experience related to Ryland’s homebuilding and mortgage finance businesses, as well as the appropriate fit and interrelationship with the other Board members. Potential Board candidates meet with current Board members as part of the selection process. The Nominating and Governance Committee determines the need to add Board members based on a periodic assessment of the appropriate size of Ryland’s Board and the effectiveness of the Board’s communications and decision-making given the number and composition of the Board. The Nominating and Governance Committee seeks to maintain a diverse membership on Ryland’s Board and the current membership reflects the Committee’s objective of selecting candidates who bring diversity to the composition of Ryland’s Board. The Nominating and Governance Committee does not have a formal policy regarding diversity in identifying nominees for a Directorship but rather considers diversity among the various factors relevant to any particular nominee.

As required by the rules of the New York Stock Exchange, the Board of Directors has held, and will continue to hold, regularly scheduled executive sessions of the non-management Directors including only independent Directors at least once a year. The non-management Lead Director currently is Mr. Jews, who has previously presided at these executive sessions. At this time, Mr. Dreier, who retired as Ryland’s Chief Executive Officer on May 29, 2009, serves as the Chairman of the Board of Directors. Mr. Dreier has decided not to stand for election at Ryland’s Annual Meeting of Stockholders on April 28, 2010. Effective after the Annual Meeting of Stockholders, Mr. Jews will succeed Mr. Dreier as the Chairman of the Board of Directors and at that time the position of Lead Director will be removed from the Guidelines on Significant Corporate Governance Issues. The responsibilities previously performed by the Lead Director will be performed by Mr. Jews in his role as the Chairman of the Board. The Board of Directors does not have a fixed policy as to whether the role of the Chief Executive Officer and the Chairman of the Board of Directors should be separate. When the two positions are combined or there is not an independent Board Chair, the Board of Directors will designate a Lead Director from among its non-management Directors. The Lead Director will then have responsibility for various matters including chairing executive sessions of the Board of Directors and acting as a liaison between non-management Directors and the management of the Company.

The Board of Directors has adopted a Code of Ethics which is applicable to the Board of Directors, senior officers (including Ryland’s principal executive, financial and accounting officers) and employees of Ryland. Any waiver of the Code of Ethics for Directors or executive officers will be promptly disclosed to stockholders on Ryland’s Web Site. The Board has also adopted a Policy for the Review of Transactions with Related Persons which governs all transactions with related parties, given the potential for real or perceived conflicts of interest. The Nominating and Governance Committee is responsible for implementing the Policy, and reviews, approves or ratifies all transactions with related persons. The Policy governs any transaction or series of transactions over $120,000 in which Ryland is or would be a participant, and in which any Director, executive officer or 5 percent stockholder of Ryland or members of their immediate families would have a direct or indirect material interest. The Code of Ethics and Policy for the Review of Transactions with Related Persons are available on Ryland’s Web Site at www.ryland.com.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Ryland’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange, which is the exchange on which Ryland’s Common Stock is listed. The Board of Directors has determined that Directors Roland A. Hernandez, Norman J. Metcalfe, Leslie M. Frécon and Robert G. van Schoonenberg, who are members of the Audit Committee, are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of Ryland’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, as well as the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Audit Committee discussed with Ryland’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Audit Committee has discussed with the internal auditors and independent registered public accounting firm, with and without management present, the results of their examinations, their evaluations of Ryland’s internal controls, and the overall quality of Ryland’s financial reporting. The Audit Committee received from the independent registered public accounting firm written disclosures regarding the auditors’ independence required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee discussed and assessed with management and Ernst & Young LLP, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board of Directors approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC. The Audit Committee also approved the selection of Ernst & Young LLP as Ryland’s independent registered public accounting firm for 2010. The Audit Committee noted that Ernst & Young LLP did not provide services subject to the category entitled “All Other Fees” set forth below, and concluded that Ernst & Young LLP’s independence was maintained.

For the fiscal years ended December 31, 2009 and 2008, professional services for Ryland were performed by Ernst & Young LLP.

Total fees billed by Ernst & Young LLP aggregated $941,000 and $1,186,600 for the fiscal years ended December 31, 2009 and 2008, respectively, and were composed of the following:

Audit Fees: The aggregate fees billed for the audit of the financial statements for the fiscal years ended December 31, 2009 and 2008 were $798,000 and $1,062,500. The audit fees also include reviews of the financial statements included in Ryland’s Quarterly Reports on Form 10-Q, testing and evaluating internal controls over financial reporting, and assistance with and review of documents filed with the SEC.

Audit-Related Fees: The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2009 and 2008 were $88,000 and $83,000, respectively. These fees are for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Ryland’s financial statements, including employee benefit plan audits, attest services that are not required by statute or regulation, internal control reviews and other financial accounting/reporting matters.

Tax Fees: The aggregate fees billed for tax services for the fiscal years ended December 31, 2009 and 2008 were $55,000 and $41,100, respectively. These fees relate to professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

All Other Fees: No other fees were billed by Ernst & Young LLP in either fiscal year 2009 or fiscal year 2008.

The Audit Committee annually approves in advance each year’s engagement for audit services. The Audit Committee also established procedures for pre-approval of all audit-related, tax and permitted non-audit services provided by and fees paid to Ernst & Young LLP. Fees for any of these services that will exceed the pre-approval fee limits or fees not contemplated by the original pre-approval must be separately approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any fees pre-approved in this manner are reported to the Audit Committee at its next scheduled meeting. All services and fees described above were pre-approved by the Audit Committee in fiscal year 2009.

Audit Committee of the Board of Directors

Leslie M. Frécon

Roland A. Hernandez

Ned Mansour

Norman J. Metcalfe

Robert G. van Schoonenberg

February 23, 2010

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth below as required by Item 402(b) of Regulation S-K promulgated under the Exchange Act. The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved the inclusion of the Compensation Discussion and Analysis in the Proxy Statement for Ryland’s Annual Meeting of Stockholders to be held on April 28, 2010.

Compensation Committee of the Board of Directors

William L. Jews

Ned Mansour

Norman J. Metcalfe
Charlotte St. Martin

February 23, 2010

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

Annual and long-term compensation, equity awards and competitive benefits are the primary tools used by Ryland to attract, retain and motivate managers to deliver maximum performance in comparison to our competitors and enhance value to our stockholders. As a result, Ryland, through the leadership of the Compensation Committee of the Board of Directors, has developed and maintains a compensation program that rewards superior performance and seeks to encourage actions that drive our business strategies. Additionally, while taking into account the need for appropriate succession planning, we seek to maintain the continuity of our management team, and especially the continuity of our senior executive officers.

Compensation Governance

The Compensation Committee is composed of Directors Jews, Mansour, Metcalfe and St. Martin, all of whom are considered “independent directors” under the New York Stock Exchange corporate governance standards and “outside directors” under Section 162(m) of the Internal Revenue Code (“Code”). The Compensation Committee is responsible for determining and approving Ryland’s compensation plans and programs. The Compensation Committee sets the form of compensation awarded and paid to Ryland’s executive officers, managers and key employees, including establishing and approving awards and distributions under Ryland’s compensation plans and programs. The Compensation Committee is solely responsible for approving all compensation for the executive officers listed in the Summary Compensation Table.

The Compensation Committee utilizes independent research provided by an external compensation consultant, the POE Group, Inc., and comparative compensation data for similarly situated business organizations and Ryland’s peer group of national publicly-held homebuilders in order to perform its function and benchmark Ryland’s compensation plans and programs. Comparative compensation and benefit information for the Board of Directors, senior executives and managers is examined annually. A variety of external compensation sources and data are used, which include industry specific and general compensation surveys and compensation information extracted from our competitors’ proxy statements. The general compensation survey information is provided by companies such as Analytical Consulting Companies, Mercer, Towers Watson and the National Association of Corporate Directors. The national homebuilder peer group companies we specifically track include: Beazer Homes USA, Inc., D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, Meritage Homes Corporation, M.D.C. Holdings, Inc., Pulte Homes, Inc., Standard Pacific Corp. and Toll Brothers, Inc. These companies were selected for comparison due to their similarity to Ryland in marketplace and principal business, and because they are our competition in the hiring and retention of senior executives and managers.

We annually review all components of our executive compensation system including base salary, annual bonus incentives, long-term incentives and retirement. We do not have specific target parameters for each component of our executive compensation system but set the target elements of these components based on our overall compensation strategy. The compensation strategy is modified and revised as our financial goals and performance targets are adjusted and modified to maintain a competitive and responsive executive compensation program. This program also incorporates decisions based on industry performance, short-term goals, long-term goals, and external compensation data and information. This means that our compensation strategy changes as our business changes. The actual payments to executives within our overall executive compensation program have generally benchmarked within the third quartile of the executive compensation programs and surveys utilized in the analysis we undertake in the establishment of our plans and programs. Given that homebuilding is a volatile industry and recognizing the impact of the recent economic downturn, we continue to modify our compensation plans and programs to account for changes in the business environment.

POE Group, Inc. is retained directly by the Compensation Committee and has no relationship with Ryland other than as the Committee’s consultant. The Compensation Committee also solicits input from the Chief Executive Officer regarding general compensation policies, including the appropriate level and mix of compensation for other executive officers.

Executive Compensation Philosophy, Plans and Programs

Ryland’s executive compensation philosophy, plans and programs are designed to support our overall business strategies, objectives and goals in order to maintain our position as a leader in the homebuilding industry and a leader in maximizing stockholder value. Our approach emphasizes performance-based compensation, which increases or decreases based upon our business results.

Generally, the compensation of our named executive officers is determined by Ryland’s overall financial performance. We typically focus on a few key financial metrics to measure performance, such as adjusted consolidated earnings before taxes, net cash provided by operating activities and return on equity in determining awards and payments for our annual and long-term incentive plans. These metrics keep our compensation plans easily understandable and all participants motivated by a common goal. Ryland does not use specific, individual performance measures for each of its executives. In promoting the key financial metrics we have selected to drive our executive compensation programs, we maintain a collective focus on the success of Ryland which is directly determined by the individual management, leadership and decision-making efforts and activities of our named executive officers. The corporate and operational named executive officers direct their individual performances and contributions to maximizing Ryland’s earnings performance and cash generation as well as Ryland’s return on equity. The named executive officers are directly involved in the decisions and transactions that determine the financial performance of Ryland. For example, they are involved in the land transactions as well as the financing or operational strategies that directly impact Ryland’s operating performance and results as well as the amount of cash that Ryland is able to generate. The operational named executive officers are providing direction and making decisions that directly affect the amount of earnings and cash realized by the operating activities they manage.

Ryland’s long-term incentive programs in the form of equity awards or cash awards provide compensation to executives based on the collective success of Ryland’s business enterprise. The named executive officers directly influence Ryland’s financial and business performance which is a key driver of Ryland’s common stock value. In particular, the strategic and operational decisions in which each of the named executive officers participates determines how Ryland’s performance compares to its homebuilding peer group. This relative performance is highly influential in the valuation by investors of Ryland’s Common Stock. As appropriate and when warranted, the initial vesting of the equity awards to the named executive officers is determined based on the achievement of targeted performance metrics such as cash generation or profitability.

In connection with the cash award potential of Ryland’s long-term incentive program, entitled the “TRG Incentive Plan,” the same strategic decisions discussed previously and their implementation, in which the named executive officers are directly involved, result in the financial performance that determines Ryland’s return on equity. Ryland’s return on equity performance is measured comparatively to the homebuilding peer group to calculate any cash awards that are provided pursuant to the TRG Incentive Plan. The impact and guidance of the named executive officers on decisions related to marketing and land inventory strategies and financial and capital planning as well as the implementation of Ryland’s business plans and operational programs directly determines the performance measurements that factor into Ryland’s return on equity calculation.

The Compensation Committee annually reviews Ryland’s performance-based compensation payments that include annual bonus incentive payments and the TRG Incentive Plan awards. These payments have declined from previous years when Ryland was achieving record financial performance, reflecting a consistent use of performance-based compensation that varies based on Ryland’s financial performance and achievements as measured against specific goals. This program emphasizes maximizing Ryland’s financial performance while maintaining a variable compensation program that is tracking this performance in a responsible manner. For 2009, the annual bonus incentive payments (short-term performance compensation) reflect the achievement of Ryland’s targeted amount of net cash provided by operating activities during 2009. The decrease in the TRG Incentive Plan awards for 2009 (longer term performance compensation) is reflective of Ryland’s return on equity performance relative to the comparison metrics as well as a 2009 plan adjustment that lowered target awards by 50 percent. These payments confirm that Ryland’s variable compensation program is governed by the achievement of goals related to Ryland’s financial performance.

We generally seek to maintain continuity in our compensation programs so that executives and managers are aware of the compensation plan targets and performance criteria and how our plans reward the achievement of and are governed by these targets and criteria. We modify our plans when comparative and competitive conditions dictate the need for a change. Our business strategy supports simple, straightforward compensation programs and plan designs. Our plans generally have performance measures that are easily communicated and understood by all participants, including our senior executive officers and managers. Our performance measures are directly tied to the performance of our business and financial results. These performance measures are discussed and detailed below.

We believe that our compensation policies and practices do not promote excessive risk taking and, therefore, are not likely to have a material adverse effect on Ryland. As described under “Information Concerning the Board of Directors,” our Audit Committee has general oversight responsibility with respect to risk management, and exercises appropriate oversight to insure that risks are not viewed in isolation and are appropriately controlled and reported to the full Board of Directors. Our compensation programs are designed to work within this system of oversight and control and the Compensation Committee considers whether our compensation programs reward reasonable risk-taking and achieve the proper balance between the desire to appropriately reward employees while protecting the Company. A key area of risk for Ryland arises from the acquisition and performance of our land inventory. This area of risk is controlled by the thorough review and due diligence that is associated with each potential land acquisition. This process helps assure that each project will meet profitability and internal rate of return targets without subjecting the Company to excessive risk. More recently, the cash generation goals that have formed the basis of our performance-based compensation programs have created an important foundation to conservatively manage our balance sheet in order to position us for future growth and profitability. Accordingly, we believe that the goals established for our performance-based compensation programs coupled with the internal controls and oversight of our risk-related business strategies have minimized the possibility that our compensation programs and practices are likely to have a material adverse effect on Ryland and its financial and operational performance.

Base Salary

Each year the Compensation Committee reviews salary recommendations for the executive officers. Base salary levels are generally targeted at the average of our industry benchmarks. Base salaries are a necessary part of our compensation program and provide executives with a fixed portion of pay that is not performance-based. Our goal is to provide competitive base pay levels in comparison with our homebuilding peer group. Between July 2007 and October 2008, the base salaries of Ryland’s executive officers were not adjusted or increased, except for Messrs. Bass and Skelly who received adjustments and increases based on their promotions and changes in role and responsibilities. Mr. Milne received a salary increase of 16.7 percent in October 2008 as part of the adjustment of his compensation program based on a competitive analysis of the compensation programs for similarly situated Chief Financial Officers. Mr. Nicholson’s base salary was increased 25 percent to $750,000 in October 2008 as a result of his promotion to President of Ryland. The other executive officers of Ryland received annual salary increases of approximately 3 percent in December 2008 consistent with the projected salary increases for Ryland’s general employee population. Since December 2008, the base salaries of Ryland’s executive officers have not increased with the exception of Mr. Nicholson who received an increase of his annual base salary to $900,000 as a result of his promotion to Chief Executive Officer of Ryland on June 1, 2009.

Annual Bonus Incentives

Annual bonus incentives for executives and managers are intended to reward participants for Ryland’s annual financial performance. Historically, annual bonus incentives for all participants were driven by pre-tax income earned at either the Corporate, Region or Division level of Ryland. The level (Corporate, Region or Division) applicable to participants is determined by their position and level of responsibility within the organization. For 2009, the Compensation Committee used a targeted amount of net cash provided by operating activities as a factor to determine annual bonus incentive payments. This is the same factor that was used to determine annual bonus incentive payments in 2008. Targeted cash generation is an important performance measurement given the current economic environment and our need to manage Ryland conservatively with a view to preserving our cash resources. The maintenance of cash reserves to fund the acquisition of land inventory needed for the future growth of the business and to provide flexibility in capital planning is a key factor in positioning our company for success through this housing downturn. The targeted amount of net cash provided by operating activities to achieve a maximum payment of the annual bonus incentive is based on a composite of projections related to an achievement of Ryland’s business plan, the planned and targeted liquidation of land inventory, and maximizing the performance of the homebuilding operation in light of current economic and market conditions. The Compensation Committee set a cash generation target that, if met, provides a significant benefit to Ryland and its stockholders and rewards the executives for their participation in achieving this target.

On February 25, 2009, the Compensation Committee approved the annual bonus incentive program for senior executives for 2009. Consistent with the Senior Executive Performance Plan, the Compensation Committee approved performance targets for senior executives based on net cash provided by operating activities as contained in Ryland’s Consolidated Statements of Cash Flows. If Ryland generated $200 million or greater of net cash provided by operating activities in 2009, the senior executives received their maximum annual bonus incentive payment opportunity for 2009. The maximum annual bonus incentive payment opportunity for Ryland’s named executive officers as established at the February 2009 meeting of the Compensation Committee were as follows:

Maximum Annual Bonus

Name and Principal Position	Incentive Payment Opportunity

R. Chad Dreier – Chairman of the Board of Directors and former
Chief Executive Officer	$ 900,000

Larry T. Nicholson – President and Chief Executive Officer	$ 1,300,000

Gordon A. Milne – Executive Vice President and Chief Financial Officer	$ 400,000

Keith E. Bass – Senior Vice President and President of the South Region
of Ryland Homes	$ 400,000

Peter G. Skelly – Senior Vice President and President of the North/West
Region of Ryland Homes	$ 400,000

Timothy J. Geckle – Senior Vice President and General Counsel	$ 250,000

As a result of Mr. Dreier’s retirement as Chief Executive Officer of Ryland on May 29, 2009, Mr. Dreier was eligible to receive a pro rata share of his 2009 maximum annual bonus incentive payment opportunity which is $375,000. Additionally, as a result of Mr. Nicholson’s promotion to the position of Chief Executive Officer of Ryland effective June 1, 2009, Mr. Nicholson’s 2009 maximum annual bonus incentive payment opportunity was increased to $1,500,000.

Ryland’s financial results for 2009 resulted in net cash provided by operating activities that were greater than $200 million. Accordingly, the named executive officers earned their maximum annual bonus incentive payment opportunity described above.

For the named executive officers, the Compensation Committee will use a corporate-wide pretax income metric as the financial performance measure for determining annual bonus incentive payments for 2010.

Long-Term Incentives

Ryland uses two long-term incentive compensation vehicles for its executive compensation program. We employ a long-term compensation component to balance the short-term payment of compensation to management. These long-term incentive compensation programs also encourage the retention and stability of Ryland’s team of executive officers and senior managers.

The first long-term incentive compensation program consists of equity grants of stock options and restricted stock units pursuant to Ryland’s Equity Incentive Plan. Equity incentive awards align executives and senior managers directly with stockholder interests. Ryland’s second long-term incentive compensation program for executive officers and senior managers is a long-term cash payment plan referred to as the TRG Incentive Plan. The TRG Incentive Plan has rewarded participants based upon a comparison of Ryland’s three-year average return on equity in relation to other companies within the Fortune 500 and Ryland’s homebuilding industry peer group. A three-year average return on equity measure of performance is used for TRG Incentive Plan awards so that all participants have a common goal based upon the long-term performance of Ryland. Retention of executive talent is accomplished by a three-year prorated vesting and payment period for awards granted in connection with the Equity Incentive Plan and the TRG Incentive Plan.

Equity Incentive Plan

Common Stock-based awards are viewed as an important component of total executive pay, aligning compensation with increasing stockholder value and, thus, providing an important benefit to stockholders. Over the years, we have used both stock options and restricted stock units to compensate executives and to link the interests of Ryland’s management to its stockholders. Generally, within compensation programs, stock options are viewed as a cost-effective method for providing equity-based long-term incentive compensation to senior executives. Additionally, restricted stock units are awarded to senior executives because restricted stock units deliver greater compensation per share. The greater value derived through restricted stock units has allowed Ryland to utilize fewer shares in providing awards pursuant to its equity incentive plan.

Generally, we seek to provide competitive levels of equity awards which both align the interest of our executives with those of our stockholders in maximizing the value of our Common Stock while judiciously managing the cost and dilution that results from these equity awards. Recently, we have increased the levels of equity awards to executives who have contributed to the success of Ryland in order to maintain the stability of our executive team as Ryland manages through the currently challenging homebuilding environment. Given the objective of retaining valuable executive talent and maintaining the stability of the management team with a history of success, the Compensation Committee has increased equity awards to executives as an effective means of offsetting the impact of the reduced payments under Ryland’s other long-term incentive plan, the TRG Incentive Plan. We review competitive compensation data in order to establish the appropriate level of equity awards provided to executives relative to the overall executive compensation program. The general decline in stock value within the homebuilding industry has necessitated increasing the level of restricted stock unit awards to maintain an appropriate balance of equity compensation relative to the overall executive compensation program.

On February 25, 2009, the Compensation Committee of the Board of Directors approved equity incentive awards in the form of restricted stock unit grants to Ryland’s senior executive officers. Subject to the terms and conditions of Ryland’s 2008 Equity Incentive Plan, the named executive officers received the following grants of restricted stock units on March 1, 2009 subject to annual vesting in three equal installments, one-third of the total grant each year, beginning on March 1, 2010 and based on the executive officers’ continued employment on the vesting date:

Restricted Stock Unit Grant

Larry T. Nicholson – President and Chief Executive Officer	106,000

Gordon A. Milne – Executive Vice President and Chief Financial Officer	35,000

Keith E. Bass – Senior Vice President and President of the South Region of Ryland Homes	27,000

Peter G. Skelly – Senior Vice President and President of the North/West Region of Ryland Homes	27,000

Timothy J. Geckle – Senior Vice President and General Counsel	20,000

The vesting of the restricted stock unit grant was conditioned on Ryland generating a targeted amount of net cash provided by operating activities for 2009 as contained within Ryland’s Consolidated Statements of Cash Flows. If Ryland generated $200 million or greater of net cash provided by operating activities in 2009, the executive officers became entitled to receive their restricted stock unit grant subject to the three-year vesting period and continued employment by the Executive on the applicable vesting date. Given that Ryland generated greater than $200 million of net cash provided by operating activities in 2009, each of the executive officers vested in the right to receive their restricted stock unit grant subject to continued employment with Ryland over the three-year vesting period.

Subject to the terms and conditions of Ryland’s 2008 Equity Incentive Plan, Mr. Nicholson received a stock option grant on March 1, 2009 to purchase 106,000 shares of Ryland Common Stock at an exercise price of $14.13 per share, which was the closing market price of Ryland’s Common Stock on the grant date for this award. This stock option award has a five-year term and vests over a three-year period based on Mr. Nicholson’s continued employment on the vesting date.

On June 1, 2009, in connection with the promotion of Mr. Nicholson to the position of Chief Executive Officer of Ryland, Mr. Nicholson received a grant of 116,482 restricted stock units. This restricted stock unit award was based on the approval by the Compensation Committee in March 2009, as directed by the Board of Directors, to provide Mr. Nicholson with a restricted stock unit award that had a market value equal to $2,000,000 based on the market price of Ryland’s Common Stock on June 1, 2009. This restricted stock unit award is not subject to the satisfaction of a performance target but is subject to vesting in three equal annual installments which are conditioned on Mr. Nicholson’s continued employment on each vesting date.

TRG Incentive Plan

The TRG Incentive Plan complements Ryland’s long-term equity-based plan by offering compensation that is measured by Ryland’s financial performance as related to stockholders’ equity. All participants in the TRG Incentive Plan are rewarded according to the same determinative reward criteria established by the Compensation Committee, which is based on the comparative return on equity performance of Ryland. This performance-based incentive program measuring Ryland’s relative performance supplements the short-term annual bonus incentive plan which measures payouts based on either Ryland’s annual profitability or cash generation. Payments under the TRG Incentive Plan vest ratably over a three-year period. All participants are at risk of forfeiting some or all of their potential award payout if they leave Ryland during the three-year vesting period. The delayed vesting of these payments is intended to enhance the retention of the executive officers and senior managers of Ryland.

Each of the named executive officers is entitled to participate in the TRG Incentive Plan. At its February 2009 meeting, the Compensation Committee approved performance goals for the grant of awards for 2009 based on two return on equity targets. Awards under the TRG Incentive Plan are expressed as a percentage of the named executive officer’s base salary. Mr. Nicholson has an award target of 150 percent of base salary, Mr. Milne has an award target of 110 percent of base salary, Messrs. Bass and Skelly have an award target of 80 percent of base salary and Mr. Geckle has an award target of 90 percent of base salary. For the 2009 plan year, the amount of these award targets was reduced by 50 percent to reduce the compensation expense of the TRG Incentive Plan as part of an effort to reduce the overhead costs of Ryland.

For 2009 and in prior years, return on equity targets are set by two comparison metrics, each of which accounts for 50 percent of the target award. These comparison metrics are measured against Ryland’s comparable performance. The threshold for performance awards under the TRG Incentive Plan is 75 percent of the return on equity targets. The first comparison metric is the most recent three-year median return on equity performance for which information is available for Fortune 500 industrial companies. The first return on equity target to establish 50 percent of the target awards for the 2009 plan year was 14.6 percent. This first comparison metric is measured against Ryland’s three-year average return on equity using the three most recent fiscal years of 2007, 2008 and 2009 which was negative 26.6 percent. There was no payment associated with this 50 percent of the award target because Ryland did not achieve the threshold return on equity target of 75 percent of the first comparison metric. The second comparison metric is the average of the most recent three-year return on equity performance of ten of Ryland’s comparative public homebuilding peer group companies. The comparison companies (Beazer Homes USA, Inc., D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, Meritage Homes Corporation, M.D.C. Holdings, Inc., Pulte Homes, Inc., Standard Pacific Corp. and Toll Brothers, Inc.) were selected for their similarity to Ryland in size and principal business, as well as the availability of pertinent annual financial results. The second return on equity target to establish the remaining 50 percent of the target awards for the 2009 plan year was negative 39.3 percent. This second comparison metric is measured against Ryland’s three-year average return on equity using the three most recent fiscal years of 2007, 2008 and 2009 which was negative 26.6 percent. As a result of this comparison, which shows Ryland’s results as 148 percent of this second comparison metric, Ryland did exceed the threshold level of the return on equity target for a payment of 50 percent of the award target. Accordingly, 74 percent of the 2009 award target was paid to participants under the TRG Incentive Plan.

Retirement

Ryland provides plans to meet the retirement needs of its executives. Retirement plans are an important part of our program design because we seek to provide executives with the ability to plan for their future while keeping them focused on the present success of Ryland.

All employees and officers may participate in Ryland’s Retirement Savings Opportunity Plan (“RSOP”). This plan is a 401(k) qualified retirement savings plan. Participants may contribute one percent to fifty percent of their salary and bonus. These contributions can then be directed into a variety of investments under the RSOP. Ryland provides matching contributions to the RSOP equal to 50 cents for each dollar contributed to the RSOP by an employee up to six percent of a participant’s eligible compensation. There are participants who are adversely affected by statutory limitations inherent in qualified plans because the IRS places limits on maximum annual deferrals, which for 2010 is $16,500 for certain participants or $22,000 for participants who have attained age 50. As a result, these participants cannot fully participate in this retirement savings plan and receive the full amount of the available matching contribution by Ryland under the RSOP.

The Executive and Director Deferred Compensation Plan II (“EDDCP II”) is a nonqualified deferred compensation plan that allows participants to defer the receipt of income and receive the additional matching contributions by Ryland restricted by the RSOP. In January 2005, Ryland adopted the EDDCP II in order to comply with the requirements of Section 409A of the Code, as added by the American Jobs Creation Act of 2004, and the Treasury regulations or other authoritative guidance issued thereunder. Funds contributed to the EDDCP II are directed by participants into a variety of investment funds available under the plan. Matching contributions by Ryland to the RSOP and EDDCP II vest one-third at the end of each of the participant’s first three years of service.

Ryland’s executive officers are provided with a supplemental executive retirement plan to supplement the executives’ retirement planning under the RSOP and EDDCP II. This plan provides participants with the opportunity to receive either a payment of $150,000 annually for 15 years or a lump sum payment equal to the present value of these payments using an 8 percent discount rate, at the participant’s option. Participants vest in this benefit ratably in 20 percent increments over a five-year period of participation in the plan.

Retirement of Mr. Dreier

On May 29, 2009, Mr. Dreier retired as Chief Executive Officer of Ryland and continued his service on the Board of Directors as Chairman. In connection with Mr. Dreier’s retirement, Ryland and Mr. Dreier entered into an Amendment of Mr. Dreier’s Employment Agreement which provided for a termination date of May 29, 2009. Pursuant to this Amendment, Mr. Dreier’s annual base salary was reduced to $900,000 per year for the remaining term of his Employment Agreement, and he was eligible to receive an annual bonus prorated for the period from January 1, 2009 until May 29, 2009. In consideration for the amendment and termination of his Employment Agreement, Mr. Dreier received a lump sum cash payment on November 30, 2009 in the amount of $2,000,000. As a result of his retirement, Mr. Dreier received lump sum cash payments of his vested benefits under his Supplemental Executive Retirement Plan and Supplemental Executive Retirement Plan II in the amount of $8,217,100 on May 29, 2009, and in the amount of $16,434,199 on November 30, 2009, which was the date that was six months after his retirement date. Effective on May 29, 2009, Mr. Dreier received an Executive Retirement Health Insurance Program for Mr. Dreier and his spouse that extends for a period of 15 years until May 29, 2024. This Executive Retirement Health Insurance Program provides the same coverage and benefits as the executive health insurance program in which Mr. Dreier participated prior to his retirement.

Policy Regarding Extraordinary Retirement Benefits for Senior Executives

In response to a proposal approved by stockholders at the 2006 Annual Meeting of Stockholders, the Board of Directors adopted the following policy on December 6, 2006:

The Company, after the Effective Date of this Policy, will not, without seeking stockholder approval, agree with any Senior Executive:

•                  To provide, under any one or more defined benefit Retirement Plans of the Company, an annual benefit that will exceed one hundred percent (100%) of the Senior Executive’s Final Average Salary; or

•                  To grant service credit or vesting credit (or accelerate vesting) under any defined benefit Retirement Plan for any period of time that the Senior Executive was not actually employed by the Company or any subsidiary or affiliate of the Company for purposes of determining the Senior Executive’s retirement benefits.

For purposes of this Policy, the following terms shall have the following meanings:

“Final Average Salary” means the average of the highest five calendar years’ salaries of the Senior Executive.

“Retirement Plan” means any pension benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, of the Company, regardless of whether such plan is a tax-qualified plan or a nonqualified plan.

“Senior Executive” means a person who is an officer of the Company or a subsidiary who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

In the event that the Board or Compensation Committee determines that the circumstances of a future agreement with a Senior Executive warrant extraordinary retirement benefits, service or vesting credits, or vesting acceleration in excess of that which is permitted under this Policy (the “Limits”), and the Board determines that it is impractical to submit the matter to a stockholder vote in a timely fashion, then in such event the Board may elect to seek stockholder approval after the parties have mutually agreed to the material terms of the relevant future agreement, provided that the payment of any retirement benefits in excess of the Limits under such agreement is conditioned on subsequent stockholder ratification. The Board may amend or terminate this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed on the Company’s Web Site.

Personal Health and Services Allowance

Executive officers and senior managers are entitled to a Personal Health and Services Allowance (“PHSA”) provided as a percent of their base salary. The PHSA is intended as a means to motivate participants to monitor their physical health and financial stability by incentivizing them to receive an annual medical examination and to have a professional review of their personal finances and tax preparation. This program communicates Ryland’s interest and concern for the well being of its management in keeping with the overall goals and philosophy of Ryland’s executive compensation and benefit program.

Mr. Nicholson is provided 8 percent of his base salary annually as a PHSA, and the other executive officers, including the named executive officers, are provided 7 percent of their base salary annually as a PHSA.

Senior Executive Severance Agreements

Ryland’s Senior Executive Severance Agreements provide executive officers upon a “termination of employment” during a “change of control period” (hereinafter referred to as a “triggering event”) with the payment of two times their highest “annual compensation” for any of the three years prior to termination. Upon the occurrence of a “triggering event,” the former executive officer also receives two years of participation in the life, accident and health insurance, employee welfare benefit, executive medical reimbursement and other benefit plans in which they participated prior to termination. Additionally, the executive officers’ unvested awards under the TRG Incentive Plan and Equity Incentive Plan as well as their unvested retirement benefit under the Senior Executive Supplemental Retirement Plan become vested upon a “triggering event.” Finally, certain executive officers have the opportunity to receive a lump sum cash payment to provide for outplacement assistance. The only circumstance that would trigger the obligation to provide the foregoing payments and benefits to an executive officer is a “termination of employment” during a “change of control period.” At the time that Ryland entered into these agreements with its executive officers, it was determined that two years of “annual compensation” and benefits was an appropriate level of remuneration to provide executives in the event of a “change of control” of Ryland and a termination of their employment. We believe that these payments and benefits are consistent with the level and types of payments and benefits provided to executives of comparable companies. Two years of payments and benefits at current compensation levels provide the executive with the protection of continued compensation during a period in which they will seek to replace their employment and determine how they will financially provide for their dependents and other obligations. Additionally, a program at this level is intended to enhance the stability of the executive management team and promote executive retention during the period of transition associated with a “change of control.”

The homebuilding industry has experienced continual consolidation activity over the last ten years. We believe that “change of control” agreements are important for senior executives so they remain objective in considering a potential sale to or merger with a competitor. This permits senior executives to make decisions that enhance stockholder value. “Change of control” arrangements assist management in remaining engaged both before and during an impending transaction and ensure the continuity of management after a “change of control” occurs.

While the senior executive severance arrangements are a material part of our overall retention objectives for our senior executive officers, and are an important competitive aspect of our compensation plans, they are not key factors in determining compensation levels for our executive officers. Decisions about compensation levels within the executive compensation program are made independently and based on the competitive market environment that currently exists for the executive compensation programs that are comparable to Ryland’s program. Our decisions regarding the compensation elements and the rationale for decisions made in connection with our executive compensation program are made independent of the severance program for senior executives, which is designed to address a termination of employment in the event of a “change of control” of Ryland.

A further discussion of the terms of the change of control provisions and the benefits that they provide to the executive officers is set forth in the section entitled “Potential Payments under Senior Executive Severance Agreements” beginning on page 35 of this Proxy Statement.

Policy Regarding Stockholder Approval of Severance Agreements

In response to a second proposal approved by stockholders at the 2006 Annual Meeting of Stockholders, the Board of Directors adopted the following policy on December 6, 2006:

The Company, after the Effective Date of this Policy, will not enter into a Future Severance Agreement with a Senior Executive that provides for Benefits in an amount exceeding the Severance Benefits Limitation, unless such Future Severance Agreement is approved by a vote of the Company’s stockholders.

For purposes of this Policy, the following terms shall have the following meanings:

“Annual Compensation” means the sum of the annual base salary paid or earned and annual bonus paid or earned, even though paid in a subsequent year, by the Senior Executive and all amounts credited to the Senior Executive, vested and unvested, under any incentive compensation or other benefit or compensation plans in which the Senior Executive participates during a calendar year. In the event the Senior Executive has not been employed by the Company for a complete calendar year, the determination of Annual Compensation shall involve a pro forma projection of annual base salary, annual bonus and amounts that are projected to be credited, vested and unvested, under any incentive compensation or other benefit or compensation plan in which the Senior Executive participates.

“Benefits” means: (i) severance amounts payable in cash to a Senior Executive (including cash amounts payable for the uncompleted portion of an employment term under an agreement), and (ii) special benefits or perquisites provided to a Senior Executive at the time of such Senior Executive’s termination of employment for any reason other than death. The term “Benefits” includes both lump-sum payments and the estimated present value of any periodic payments made, or special benefits or perquisites provided, following and as a result of the termination of such Senior Executive’s employment.

Notwithstanding the foregoing, the term “Benefits” does not include:

(a)       the value of any accelerated vesting of any then-outstanding equity-based award;

(b)       the value of any accelerated vesting of any then-outstanding cash-based incentive award;

(c)       compensation and benefits earned, accrued or otherwise provided, including, without limitation, vacation pay, pro rata bonuses, and deferred compensation accounts, for services rendered through the date of termination of employment (other than any such compensation or benefits awarded at the time and as a result of the Senior Executive’s termination of employment);

(d)       payments, including tax gross-ups, related to offsetting the Senior Executive’s excise taxes under Sections 409A or 4999 of the Internal Revenue Code (the “Code”), as amended from time to time;

(e)       any post-termination retirement and other benefits, special benefits or perquisites provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Senior Executives or which are provided consistent with the Company’s Policy Regarding Extraordinary Retirement Benefits for Senior Executives;

(f)         payments, including tax gross-ups, made with respect to relocation assistance and outplacement services; and

(g)       payments and other benefits that also would become payable or are otherwise provided on account of the Senior Executive’s disability or death.

“Future Severance Agreement” means an employment agreement between the Company (or one of its subsidiaries) and a Senior Executive pursuant to which the Senior Executive renders services to the Company (or one of its subsidiaries) as an employee (and not as a consultant or other independent contractor) or a severance agreement between the Company (or one of its subsidiaries) and a Senior Executive related to the termination of employment of the Senior Executive with the Company (or one of its subsidiaries), in either case, entered into on or after the Effective Date (as defined herein) of this Policy, and includes any material modification to increase the formula for determining severance Benefits under any existing agreement with a Senior Executive that is in effect as of the Effective Date.

“Senior Executive” means a person who is or becomes at the time of execution of a Future Severance Agreement an officer of the Company or a subsidiary who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

“Severance Benefits Limitation” means 2.99 times the Senior Executive’s highest Annual Compensation for any of the three (3) calendar years immediately preceding the date of termination of employment. For purposes of the preceding sentence, the amount of annual bonus and all amounts credited to the Senior Executive, vested or unvested, under any incentive compensation or other benefit or compensation plans in which the Senior Executive participates shall be determined without regard to whether such amount is currently payable or is or was paid or deferred and without regard to the form of payment (e.g., in cash, equity or other property).

This Policy shall not cover (i) any agreement for future services to be rendered to the Company in a capacity other than as an employee (e.g., consulting or director agreements), or (ii) any agreement to refrain from certain conduct (e.g., covenants not to compete).

The Board delegates to the Compensation Committee full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the present value of any cash or non-cash benefits payable over a period of time.

Due to timing constraints or other reasons, the Board may determine that it would be in the best interests of the Company to enter into a Future Severance Agreement with a Senior Executive that exceeds the Severance Benefits Limitation. In this situation, the Board may elect to seek stockholder approval after the material terms of such an agreement have been agreed upon, provided that the payment of any Benefits in excess of the foregoing limits is contingent upon subsequent stockholder ratification. The Board may amend, waive or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed on the Company’s Web Site.

Policy with Respect to the $1 Million Deduction Limit

It is the policy of the Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million limitation on corporate tax deductions under Section 162(m) of the Code, as well as other sections of the Code, while maintaining flexibility to take actions with respect to compensation which it deems to be in the interest of Ryland and its stockholders which may not qualify for tax deductibility. Ryland’s stockholders previously approved the Senior Executive Performance Plan, the TRG Incentive Plan, as amended, and the Performance Award Program under the Equity Incentive Plan to comply with the requirements of Section 162(m) of the Code. Compliance with Section 162(m) of the Code results in the tax deductibility of related compensation expense.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation		Change in Pension Value (11)		All Other Compensation (13)	Total

R. Chad Dreier – Chairman of the Board of Directors of The Ryland Group, Inc. and formerly Chief Executive Officer (1)	2009	$ 416,154	–	–	$ 375,000	(5)	$4,048,663	(12)	$3,506,104	$ 8,532,869
					$ 186,948	(6)
	2008	$1,000,000	$2,651,200	–	$2,500,000	(7)	$4,664,500		$ 256,553	$12,840,098
					$1,767,845	(8)
	2007	$1,000,000	–	–	–	(9)	$4,086,509		$5,029,448	$12,581,041
					$2,465,084	(10)

Larry T. Nicholson – President and Chief Executive Officer of The Ryland Group, Inc.	2009	$ 868,269	$3,497,776	$ 526,820	$1,500,000	(5)	$ 203,645		$ 201,159	$ 7,312,976
					$ 515,307	(6)
	2008	$ 633,461	$1,391,880	$ 977,000	$ 950,000	(7)	$ 180,453		$ 445,459	$ 5,375,800
					$ 797,547	(8)
	2007	$ 441,635	–	$1,209,750	$ 500,000	(9)	$ 168,069		$1,679,612	$ 4,739,823
					$ 740,757	(10)

Gordon A. Milne – Executive Vice President and Chief Financial Officer of The Ryland Group, Inc.	2009	$ 726,923	$ 494,550	–	$ 400,000	(5)	$ 74,050		$ 138,404	$ 2,204,502
					$ 370,575	(6)
	2008	$ 622,308	$1,955,580	–	$ 350,000	(7)	$ 266,936		$ 111,263	$ 4,095,224
					$ 789,137	(8)
	2007	$ 538,462	–	$ 520,000	$ –	(9)	$ 249,363		$ 213,045	$ 2,484,446
					$ 963,576	(10)

Keith E. Bass – Senior Vice President of The Ryland Group, Inc.; President of the South Region of Ryland Homes (2)	2009	$ 373,846	$ 381,510	–	$ 400,000	(5)	$ 100,516		$ 80,127	$ 1,471,838
					$ 135,839	(6)
	2008	$ 332,692	$ 994,200	–	$ 400,000	(7)	–		$ 408,034	$ 2,429,523
					$ 294,597	(8)
	2007	$ 231,058	–	$ 400,600	$ 765,930	(9)	–		$ 612,593	$ 2,289,785
					$ 279,604	(10)

Peter G. Skelly – Senior Vice President of The Ryland Group, Inc., President of the North/West Region of Ryland Homes	2009	$ 373,846	$ 381,510	–	$ 400,000	(5)	$ 107,552		$ 82,352	$ 1,483,950
					$ 138,690	(6)
	2008	$ 332,692	$ 994,200	–	$ 400,000	(7)	–		$ 67,184	$ 2,093,836
					$ 299,760	(8)
	2007	$ 280,000	–	$ 325,000	$ 200,000	(9)	–		$ 137,415	$ 1,290,982
					$ 348,567	(10)

Timothy J. Geckle – Senior Vice President and General Counsel of The Ryland Group, Inc.	2009	$ 373,846	$ 282,600	–	$ 250,000	(5)	$ 74,050		$ 88,726	$ 1,230,284
					$ 161,062	(6)
	2008	$ 350,000	$ 729,080	–	$ 200,000	(7)	$ 266,936		$ 73,316	$ 1,986,543
					$ 367,211	(8)
	2007	$ 331,539	–	$ 260,000	–	(9)	$ 249,363		$ 139,906	$ 1,468,255
					$ 487,447	(10)

(1)	Mr. Dreier retired as Chief Executive Officer of The Ryland Group, Inc. on May 29, 2009.

(2)	Mr. Bass was promoted to the position of Senior Vice President of The Ryland Group, Inc. on July 1, 2007.

(3)

On May 1, 2008, Mr. Dreier received a restricted stock unit grant pursuant to which 80,000 restricted stock units vested on May 1, 2009. On June 1, 2009, in connection with his promotion to Chief Executive Officer of Ryland, Mr. Nicholson received a grant of 116,482 restricted stock units that are not subject to the satisfaction of a performance target for vesting. These restricted stock units vest ratably on each June 1 of the three years following the grant date. On March 1, 2009, the named executive officers received grants of restricted stock units in the following amounts: Mr. Nicholson, 106,000 units; Mr. Milne, 35,000 units; Mr. Bass, 27,000 units; Mr. Skelly, 27,000 units; and Mr. Geckle, 20,000 units. These grants were subject to the satisfaction of a performance target that requires Ryland to generate $200 million or greater of net cash provided by operating activities in 2009. This performance target was met and these stock unit awards vest ratably on each March 1 of the three years following the grant date. On November 1, 2008, Mr. Milne received a grant of 30,000 restricted stock units that were not subject to the satisfaction of a performance target and, therefore, vest ratably on each November 1 of the three years following the grant date. On May 1, 2008, the named executive officers received grants of restricted stock units in the following amounts: Mr. Nicholson, 42,000 units; Mr. Milne, 42,000 units; Mr. Bass, 30,000 units; Mr. Skelly, 30,000 units; and Mr. Geckle, 22,000 units. These grants were subject to the satisfaction of a performance target related to net cash provided by operating activities that was met. As a result, these stock unit awards vest ratably on each May 1 of the three years following the grant date. The aggregate grant date fair value of these restricted stock unit awards is set forth in the Summary Compensation Table in the applicable year they were granted using the closing price of Ryland’s Common Stock on the date of grant pursuant to FASB ASC Topic 718.

(4)

Mr. Nicholson received a grant on March 1, 2009 of stock options in the amount of 106,000 shares that were not subject to the satisfaction of a performance target for vesting and vest ratably on each March 1 of the three years following the grant date. Mr. Nicholson received a grant on October 1, 2008 of stock options in the amount of 100,000 shares that were not subject to the satisfaction of a performance target for vesting and vest ratably on each October 1 of the three years following the grant date. The named executive officers received grants of stock options in 2007 in the following amounts: Mr. Nicholson, 105,000 shares; Mr. Milne, 40,000 shares; Mr. Bass, 34,000 shares; Mr. Skelly, 25,000 shares; and Mr. Geckle, 20,000 shares. These grants were not subject to the satisfaction of a performance target for vesting and vest ratably on each anniversary date of the three years following the grant date. The aggregate fair value of these stock option awards is set forth in the Summary Compensation Table in the applicable year they were granted using the grant date fair value determined using the Black-Scholes-Merton option pricing formula pursuant to FASB ASC Topic 718.

(5)

This amount represents the annual bonus incentive payments earned for 2009 and paid out in January 2010. Further information about Ryland’s annual bonus incentive payments is contained in the section entitled “Annual Bonus Incentives” under “Compensation Discussion and Analysis” beginning on page 13 of this Proxy Statement.

(6)

This amount consists of the 2009 award determined according to the performance goals set pursuant to the TRG Incentive Plan as described in the section “TRG Incentive Plan” under “Compensation Discussion and Analysis” on page 16 of this Proxy Statement. The first third of the 2009 award was paid out in February 2010 and the remaining two-thirds are expected to be paid out pro rata in February of 2011 and 2012 if the executive is employed by Ryland on December 31st of 2010 and 2011, respectively. This compensation also includes interest of 9.54 percent earned in 2009 on 2007 and 2008 TRG Incentive Plan awards that had not vested.

(7)	This amount represents the annual bonus incentive payments earned for 2008 and paid out in January 2009.

(8)

This amount consists of the 2008 award determined according to the performance goals set pursuant to the TRG Incentive Plan. The first third of the 2008 award was paid out in February 2009, the second third was paid out in February 2010 and the final third will be paid out in February 2011 if the executive is employed by Ryland on December 31st of 2010. This compensation also includes interest of 9.54 percent earned in 2008 on 2006 and 2007 TRG Incentive Plan awards that had not vested.

(9)

Messrs. Dreier, Milne and Geckle did not earn an annual bonus incentive payment for 2007 due to the decrease in Ryland’s pre-tax income and the loss related to inventory impairments during 2007. For Messrs. Nicholson, Bass and Skelly, this amount represents the annual bonus incentive payment earned in 2007 and paid out in January 2008.

(10)

This amount consists of the 2007 award determined according to the performance goals set pursuant to the TRG Incentive Plan. The first third of the 2007 award was paid out in February 2008 and the remaining two-thirds were paid out pro rata in February of 2009 and 2010. This compensation also includes interest of 8.75 percent earned in 2007 on 2005 and 2006 TRG Incentive Plan awards that had not yet vested.

(11)

The Change in Pension Value column consists of the aggregate change in the actuarial present value of the executive officers’ accumulated benefit under their supplemental executive retirement plans. Further information about Ryland’s supplemental executive retirement plans are contained in the section entitled “Retirement” under “Compensation Discussion and Analysis” on page 17 of this Proxy Statement.

(12)

The “Change in Pension Value” for Mr. Dreier set forth in the Summary Compensation Table represents the change in the actuarial present value of Mr. Dreier’s accumulated benefit primarily because of the earlier termination date resulting from the amendment of his Employment Agreement. Of this “Change,” $1,348,891 relates to the period from January 1, 2009 until the actual payment dates in May and November of 2009, and $2,699,772 relates to the value calculation for earlier periods as effected by the amendment of Mr. Dreier’s Employment Agreement. Previously, the “Present Value of the Accumulated Benefit” of Mr. Dreier’s supplemental executive retirement plans was $20,602,636 as set forth in the 2008 Pension Benefits table of last year’s Proxy Statement. This value was based upon the December 30, 2010 termination date of Mr. Dreier’s Employment Agreement and an anticipated payment of his vested benefits in 2011. The amendment of Mr. Dreier’s Employment Agreement on February 25, 2009 provided for a termination date of May 29, 2009 and payment of his vested benefits in the amount of $24,651,299 during 2009. Mr. Dreier was fully vested in the benefits received on December 30, 2008 and did not receive any additional benefits after December 30, 2008 pursuant to his supplemental executive retirement plans.

(13)	All Other Compensation includes the following components:

a)

Tax assistance received upon the receipt of stock as a result of a restricted stock unit grant with vesting that was dependant on prior year financial performance in 2008 and continued employment on the vesting date of May 1, 2009: Mr. Dreier, 2009 - $1,404,679, 2007 - $4,007,454;

b)	Mr. Dreier’s life insurance plan premium payment: 2008 - $26,549, 2007 - $26,428, and related tax assistance: 2008 - $23,308, 2007 - $23,202;

c)

Value of term life insurance received under Ryland’s basic and executive life insurance plans: Mr. Dreier, 2009 - $9,972, 2008 - $21,744, 2007 - $20,544; Mr. Nicholson, 2009 - $10,209, 2008 - $7,442, 2007 - $6,762; Mr. Milne, 2009 - $15,822, 2008 - $13,677, 2007 - $12,372; Mr. Bass, 2009 - $2,858, 2008 - $2,610, 2007 - $3,072; Mr. Skelly, 2009 - $3,010, 2008 - $3,317, 2007 - $2,316; and Mr. Geckle, 2009 - $9,073, 2008 - $9,816, 2007 - $9,260; and the cash surrender value of the executive life insurance policy for Mr. Dreier in 2009 in the amount of $25,474;

d)

Tax assistance for the value of term life insurance received under Ryland’s executive life insurance plan: Mr. Dreier, 2009 - $5,763, 2008 - $12,484, 2007 - $11,431; Mr. Nicholson, 2009 - $6,728, 2008 - $4,231, 2007 - $3,635; Mr. Milne, 2009 - $9,684, 2008 - $7,704, 2007 - $6,558; Mr. Bass, 2009 - $948, 2008 - $843, 2007 - $599; Mr. Skelly, 2009 - $1,175, 2008 - $1,047, 2007 - $766; and Mr. Geckle, 2009 - $4,980, 2008 - $4,314, 2007 - $3,826;

e)

Reimbursement for executive health and fitness costs: Mr. Dreier, 2009 - $1,100, 2008 - $2,640, 2007 - $2,640; Mr. Nicholson, 2007 - $400; Mr. Milne, 2009 - $2,640, 2008 - $753, 2007 - $753; Mr. Bass, 2009 - $1,425, 2008 - $1,900; and Mr. Geckle, 2009 - $599, 2008 - $1,075, 2007 - $1,740; and tax assistance related to reimbursements: Mr. Dreier, 2009 - $385, 2008 - $924, 2007 - $924; Mr. Nicholson, 2007 - $140; Mr. Milne, 2009 - $924, 2008 - $264, 2007 - $264; Mr. Bass, 2009 - $499, 2008 - $665; and Mr. Geckle, 2009 - $210, 2008 - $376, 2007 - $609;

f)	Aircraft usage: Mr. Dreier, 2008 - $22,276, 2007 - $15,600, and related tax assistance: 2008 - $19,557, 2007 - $13,696, primarily for spousal and family travel to Ryland corporate-related functions;

g)

Executive medical reimbursement plan for expenses not covered by Ryland’s health insurance plan: Mr. Dreier, 2009 - $6,031, 2008 - $8,271, 2007 - $9,136; Mr. Nicholson, 2009 - $7,626, 2008 - $6,638, 2007 - $6,769; Mr. Milne, 2009 - $6,219, 2008 - $7,777, 2007 - $5,486; Mr. Bass, 2009 - $8,166, 2008 - $7,484, 2007 - $6,511; Mr. Skelly, 2009 - $11,937, 2008 - $7,235, 2007 - $11,364; and Mr. Geckle, 2009 - $19,633, 2008 - $12,235, 2007 - $24,509;

h)

Personal Health and Services Allowance: Mr. Dreier, 2009 - $38,000, 2008 - $80,000, 2007 - $80,000; Mr. Nicholson, 2009 - $62,250, 2008 - $44,625, 2007 - $31,325; Mr. Milne, 2009 - $49,000, 2008 - $43,750, 2007 - $38,500; Mr. Bass, 2009 - $25,200, 2008 - $23,625, 2007 - $15,300; Mr. Skelly, 2009 - $25,200, 2008 - $23,625, 2007 - $19,600; and Mr. Geckle, 2009 - $25,200, 2008 - $24,500, 2007 - $23,450;

i)

Ryland’s contributions to the Retirement Savings Opportunity Plan and the Executive and Director Deferred Compensation Plan II: Mr. Dreier, 2009 - $14,700, 2008 - $13,800, 2007 - $767,751; Mr. Nicholson, 2009 - $95,596, 2008 - $68,008, 2007 - $218,847; Mr. Milne, 2009 - $54,115, 2008 - $37,339, 2007 - $138,470; Mr. Bass, 2009 - $41,031, 2008 - $65,917, 2007 - $173,829; Mr. Skelly, 2009 - $41,031, 2008 - $31,962, 2007 - $103,369; and Mr. Geckle, 2009 - $29,031, 2008 - $21,000, 2007 - $76,512;

j)

Reimbursement for relocation expenses: Mr. Nicholson, 2008 - $167,480, 2007 - $746,082; and Mr. Bass, 2008 - $205,825, 2007 - $259,250; and tax assistance related to reimbursements: Mr. Nicholson, 2008 - $147,036, 2007 - $655,011; and Mr. Bass, 2008 - $83,429, 2007 - $143,391;

k)

Charitable contribution: For 2009, Mr. Nicholson was given the opportunity to designate where Ryland made a $18,750 contribution to charity. For 2007, each named executive officer was given the opportunity to designate where Ryland made a $10,000 contribution to a qualified charity on his behalf. Additionally, consistent with charitable contributions made by Ryland on behalf of Directors, Mr. Dreier received the opportunity in 2007 and 2008 to designate where Ryland made a $25,000 contribution to a qualified charity as a member of the Board of Directors. For 2007, Mr. Dreier and his wife also received the opportunity in connection with Ryland’s management conference to designate where Ryland made a $15,000 contribution to a qualified charity;

l)	Manager’s conference award: Mr. Bass, 2008 - $10,000 and related tax assistance: 2008 - $5,736; and

m)	Mr. Dreier’s lump sum cash payment on November 30, 2009 of $2,000,000 related to the amendment and termination of his Employment Agreement.

GRANTS OF PLAN-BASED AWARDS IN 2009

		Approval		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive		Exercise Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Date		Threshold	Target	Maximum	Plan Awards		Awards	Option Awards

R. Chad Dreier (1)	2/25/09	2/25/09	(2)	$ 0	$ 375,000	$ 375,000	–		–	–

Larry T. Nicholson	3/18/09	3/18/09	(2)	$ 0	$ 1,500,000	$ 1,500,000	–		–	–
	3/18/09	3/18/09	(3)	$ 0	$ 589,675	$ 1,769,025	–		–	–
	3/1/09	2/25/09		–	–	–	106,000	(4)	–	$ 1,497,776	(7)
	3/1/09	2/25/09		–	–	–	106,000	(5)	$ 14.13	$ 526,820	(8)
	6/1/09	3/18/09		–	–	–	116,482	(6)	–	$ 2,000,000	(9)

Gordon A. Milne	2/25/09	2/25/09	(2)	$ 0	$ 400,000	$ 400,000	–		–	–
	2/25/09	2/25/09	(3)	$ 0	$ 385,000	$ 1,155,000	–		–	–
	3/1/09	2/25/09		–	–	–	35,000	(4)	–	$ 494,550	(7)

Keith E. Bass	2/25/09	2/25/09	(2)	$ 0	$ 400,000	$ 400,000	–		–	–
	2/25/09	2/25/09	(3)	$ 0	$ 144,000	$ 432,000	–		–	–
	3/1/09	2/25/09		–	–	–	27,000	(4)	–	$ 381,510	(7)

Peter G. Skelly	2/25/09	2/25/09	(2)	$ 0	$ 400,000	$ 400,000	–		–	–
	2/25/09	2/25/09	(3)	$ 0	$ 144,000	$ 432,000	–		–	–
	3/1/09	2/25/09		–	–	–	27,000	(4)	–	$ 381,510	(7)

Timothy J. Geckle	2/25/09	2/25/09	(2)	$ 0	$ 250,000	$ 250,000	–		–	–
	2/25/09	2/25/09	(3)	$ 0	$ 162,000	$ 486,000	–		–	–
	3/1/09	2/25/09		–	–	–	20,000	(4)	–	$ 282,600	(7)

(1)   On February 25, 2009, Mr. Dreier entered into an Amendment of his Employment Agreement that provided for his retirement as Chief Executive Officer on May 29, 2009. In connection with the Amendment of his Employment Agreement, Mr. Dreier was not eligible to receive a TRG Incentive Plan award for 2009 and received an annual bonus incentive payment for 2009 that was prorated for the period from January 1, 2009 until his retirement date of May 29, 2009.

(2)   These amounts reflect the payments that may be made pursuant to the annual bonus incentive program for senior executives, which is discussed in the “Compensation Discussion and Analysis” under the section entitled “Annual Bonus Incentives” beginning on page 13 of this Proxy Statement. The named executive officers had their annual bonus incentive payment determined based upon Ryland’s net cash provided by operating activities. If Ryland generated $200 million or greater of net cash provided by operating activities in 2009, the named executive officers had the opportunity to receive the targeted maximum annual bonus incentive payment. For each $1 million of net cash provided by operating activities below $200 million generated by Ryland in 2009, there would be a corresponding reduction of 1 percent of the maximum annual bonus incentive payment so that if Ryland generated less than $100 million of net cash provided by operating activities, the named executive officers would not receive an annual bonus incentive payment. Ryland’s financial results for 2009 resulted in net cash provided by operating activities that was greater than $200 million. Accordingly, the named executives earned the targeted maximum annual bonus incentive payment opportunity set forth above. Mr. Dreier’s targeted maximum annual bonus incentive payment opportunity as set by the Compensation Committee on February 25, 2009, represents his prorated annual bonus for the period from January 1, 2009 until his retirement on May 29, 2009, or 5/12 of his maximum full year annual bonus opportunity for 2009 which was $900,000.

(3)     These amounts reflect payments that may be made pursuant to the TRG Incentive Plan. The Compensation Committee met on February 25, 2009 and approved performance goals based on Ryland’s three-year average return on equity for the grant of awards for 2009 pursuant to the TRG Incentive Plan which is discussed in the “Compensation Discussion and Analysis” under the section entitled “TRG Incentive Plan” beginning on page 16 of this Proxy Statement. Ryland’s three-year average return on equity for the three years of 2007, 2008 and 2009 was negative 26.6 percent which is 74 percent of the TRG Incentive Plan target. As a result, the named executive officers received the following awards for 2009: Mr. Nicholson, $436,359; Mr. Milne, $284,900; Mr. Bass, $106,560; Mr. Skelly, $106,560; and Mr. Geckle $119,880. Given his retirement on May 29, 2009, Mr. Dreier did not receive an award for 2009. For the named executive officers who received awards, the first third of the 2009 awards was paid out in February 2010 and the remaining two-thirds are expected to be paid out pro rata in February of 2011 and 2012 if the executives continue to be employed by Ryland on December 31 of 2010 and 2011, respectively. In addition to the award grant, interest on amounts earned but not yet vested can be credited to the executive officers’ unvested amounts at a rate established by the Compensation Committee that is reasonable under Section 162(m) of the Code.

(4)   The Compensation Committee approved the grant of restricted stock units under Ryland’s 2008 Equity Incentive Plan at its meeting on February 25, 2009 and set a grant date of March 1, 2009. The grants include the right to receive quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by Ryland on its Common Stock. The performance criteria for this grant was met and the restricted stock units will vest and be paid out in one-third increments on each March 1 of 2010, 2011 and 2012, respectively, provided the executive officer is employed by Ryland on those dates.

(5)   The Compensation Committee approved the grant of non-qualified stock options for Mr. Nicholson under Ryland’s 2008 Equity Incentive Plan at its meeting on February 25, 2009 and set a grant date of March 1, 2009. The options vest in one-third increments on each March 1 of 2010, 2011 and 2012, respectively, provided Mr. Nicholson is employed by Ryland on those dates.

(6)   In connection with the promotion of Mr. Nicholson to Chief Executive Officer of Ryland, the Compensation Committee at its meeting on March 18, 2009 approved a grant of restricted stock units under Ryland’s 2008 Equity Incentive Plan with a market value equal to $2,000,000 based on the market price of Ryland’s Common Stock on the date of grant which was June 1, 2009. This grant includes the right to receive quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by Ryland on its Common Stock. This restricted stock unit grant was not subject to performance criteria and will vest and be paid out in one-third increments on each June 1 of 2010, 2011 and 2012, respectively, if Mr. Nicholson is employed by Ryland on those dates.

(7)   The grant date fair value of the restricted stock unit grants equals the number of restricted stock units multiplied by the closing market price of Ryland’s Common Stock on the date of grant, March 1, 2009, which was $14.13 per share.

(8)   The grant date fair value of the non-qualified stock options was calculated using the fair value per share of $4.97, determined using the BlackScholes-Merton option pricing formula, multiplied by the number of options granted.

(9)   The grant date fair value of this restricted stock unit grant equals the number of restricted stock units multiplied by the closing market price of Ryland’s Common Stock on the date of grant, June 1, 2009, which was $17.17 per share.

DISCUSSION OF COMPENSATION AGREEMENTS AND PLANS

Amendment to Mr. Dreier’s Employment Agreement

On February 25, 2009, Ryland amended Mr. Dreier’s Employment Agreement in connection with his retirement on May 29, 2009. This Amendment established his retirement date as the termination date for his Employment Agreement. Under the amended Employment Agreement, Mr. Dreier received a reduced annual base salary of $900,000 per year for the period from February 25, 2009 until his retirement date of May 29, 2009. He also received a prorated share of his 2009 maximum annual bonus incentive payment opportunity. This prorated share equaled $375,000 based upon a maximum annual bonus incentive payment opportunity of $900,000. Mr. Dreier was not eligible to participate in the TRG Incentive Plan for 2009, but he vested in his deferred TRG Incentive Plan Awards for 2007 and 2008, which were paid to him on November 30, 2009. Mr. Dreier also received a lump sum cash payment of $2,000,000 on November 30, 2009, a date that was six months after his retirement date. This payment was made in consideration for the termination of his Employment Agreement prior to its stated expiration date of December 30, 2010. Pursuant to the amended Employment Agreement, Mr. Dreier received no further equity awards and the vesting of his existing awards did not continue after May 29, 2009. As a result, Mr. Dreier forfeited the remaining unvested award of 40,000 restricted stock units under his Employment Agreement.

The Amendment to Employment Agreement confirmed that Mr. Dreier was entitled to lump sum cash payments of his vested benefits under a Supplemental Executive Retirement Plan (“SERP”) and under a Supplemental Executive Retirement Plan II (“SERP II”) in the amount of $8,217,100 on May 29, 2009, and on the date that was six months after his retirement, November 30, 2009, in the amount of $16,434,199. The lump sum cash payment amounts were calculated in accordance with the SERP and SERP II plan documents which specify that lump sum amounts are calculated using an 8 percent discount rate and an end of the year payment convention for the purpose of calculating the lump sum payment. These payments represented the vested amounts to which Mr. Dreier was entitled under the terms of the SERP and SERP II upon retirement. In addition, Mr. Dreier and his spouse were provided with the continuation of his current executive health insurance program for 15 years with the same coverage and benefits that they both had with Ryland at the time of Mr. Dreier’s retirement.

Annual Bonuses for Executive Officers

For 2009, the named executive officers received an annual bonus determined by Ryland’s net cash provided by operating activities as contained within Ryland’s Consolidated Statements of Cash Flows. If Ryland generated the performance target amount of $200 million or greater of net cash provided by operating activities in 2009, the named executive officers were eligible to receive maximum annual bonus payments in the following amounts: Mr. Dreier, $900,000; Mr. Nicholson, $1,500,000; Mr. Milne, $400,000; Mr. Bass, $400,000; Mr. Skelly, $400,000; and Mr. Geckle, $250,000. For each $1 million of net cash provided by operating activities below $200 million generated by Ryland in 2009, there would be a corresponding reduction of 1 percent of the maximum annual bonus payment. Given that Ryland achieved the performance target by generating greater than $200 million of net cash provided by operating activities in 2009, the named executive officers received their maximum annual bonus payment opportunity for 2009 except for Mr. Dreier who, in connection with his retirement, received a prorated portion of his maximum annual bonus payment opportunity.

For 2008, Messrs. Dreier, Nicholson, Milne and Geckle received an annual bonus determined by Ryland’s net cash provided by operating activities as contained within the Consolidated Statements of Cash Flows. Since Ryland generated the performance target amount of $100 million or greater of net cash provided by operating activities in 2008, Mr. Dreier received a maximum annual bonus of $2,500,000, Mr. Nicholson received a maximum annual bonus of $950,000, Mr. Milne received a maximum annual bonus of $350,000 and Mr. Geckle received a maximum annual bonus of $200,000. For 2008, Messrs. Bass and Skelly were eligible to receive an annual bonus based on their Region’s net cash provided by operating activities. Since their Regions each generated the performance target amount of greater than $30 million of net cash provided by operating activities in 2008, Messrs. Bass and Skelly each received a maximum annual bonus payment of $400,000.

Mr. Dreier’s annual bonus for 2007 pursuant to his Employment Agreement was calculated equal to 2 percent of Ryland’s consolidated pre-tax income, as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, changes in accounting methods and nonrecurring or unusual expenses or charges. The annual bonus for 2007 for Messrs. Milne and Geckle was determined based upon 0.3 percent of Ryland’s adjusted consolidated pre-tax income. Because of the decrease in Ryland’s pre-tax income and the loss related to inventory impairments during 2007, Messrs. Dreier, Milne and Geckle did not earn an annual bonus for 2007. As a result of his promotion in July 2007 from Ryland’s Southeast Region President to Ryland’s Chief Operating Officer, Mr. Nicholson’s annual bonus for 2007 was based upon the greater of 0.75 percent of Ryland’s adjusted consolidated pre-tax income or $500,000. For 2007, Mr. Nicholson received the minimum guaranteed annual bonus amount of $500,000. Mr. Bass, who was promoted from Orlando Division President to Southeast Region President of Ryland Homes in July 2007, received an annual bonus payment in 2007 based upon the greater of 1.5 percent of the Southeast Region’s adjusted consolidated pre-tax income or 3 percent of the Orlando Division’s adjusted consolidated pre-tax income. The Division bonus amount was determined to be greater. Mr. Skelly’s annual bonus for 2007 was a discretionary determination based upon his successful performance of his job responsibilities.

TRG Incentive Plan

Each of the named executive officers, except Mr. Dreier, was entitled to participate in the TRG Incentive Plan for 2009. At its February 2009 meeting, the Compensation Committee approved performance goals for the grant of awards for 2009. Awards under the TRG Incentive Plan are targeted as a percentage of the participant’s base salary. For 2009, the named executive officers agreed to reduce the percentage of base salary used to calculate the TRG Incentive Plan award by 50 percent in order to reduce Ryland’s overhead expenses. As a result, the named executive officers have performance award targets between 40 percent and 75 percent of their base salaries. Target awards were based on two comparison metrics, each of which accounted for 50 percent of the target award. The first comparison metric was based on the most recent three-year median return on equity performance for which information is available for Fortune 500 companies. As a result, 50 percent of the target awards for the 2009 plan year were based on the three-year median return on equity of the Fortune 500 industrial companies for the years 2006, 2007 and 2008, which was 14.6 percent. The second comparison metric was based on the average of the most recent three-year return on equity performance of ten of Ryland’s comparative public homebuilding peer group companies. As a result, the remaining 50 percent of the target awards for the 2009 plan year was based on the average return on equity for ten comparable public homebuilders in Ryland’s peer group for years 2007, 2008 and 2009, which was negative 39.3 percent. These percentages are the targets for a 100 percent performance award under the plan. There is a threshold for performance awards under the plan, which is 75 percent of the return on equity targets for calculation of awards under the plan. There is also a maximum limit for performance awards under the plan, which is 300 percent of the target awards.

Ryland’s three-year average return on equity using the three most recent fiscal years of 2007, 2008 and 2009 was negative 26.6 percent. As a result, Ryland did not achieve the threshold return on equity target in comparison to the performance of Fortune 500 Industrial Companies, but did meet the comparison metric as compared to the performance of ten of Ryland’s comparative public homebuilding peer group companies. Accordingly, the 2009 performance awards under the TRG Incentive Plan were calculated at 74 percent of the performance award targets for the respective participants. For the named executive officers, the 2009 performance awards are set forth in footnote (3) of the “Grants of Plan-Based Awards in 2009” table on page 24 of this Proxy Statement.

Once the performance awards are determined, they vest ratably over a three-year period. The first one-third of the performance award vests on December 31 of Ryland’s related performance award year. For the 2009 performance award, this vesting date was December 31, 2009. Vesting requires that the participant be employed on the vesting date. The remaining two-thirds of the performance award are credited to an account for each participant and payout is deferred until vested. These deferred award payouts vest in two equal installments on December 31 of each of Ryland’s first and second fiscal years following the performance award year, provided the participant continues to be employed by Ryland on the vesting dates. For the 2009 performance award, the vesting dates for the second and third installments of these awards are December 31, 2010 and December 31, 2011, respectively. The Compensation Committee can credit earnings on amounts held in a participant’s deferred award account in a manner and at a rate that is reasonable under Section 162(m) of the Code.

Upon the death, disability or retirement of a participant, all amounts of deferred performance awards vest and are paid to a participant or a participant’s beneficiary. Upon a participant’s voluntary or involuntary termination of employment, all unvested deferred performance awards are forfeited, and all vested deferred awards are paid in accordance with the terms of the plan; however, if the termination is for “cause,” the participant also forfeits all vested unpaid deferred awards. Upon a “change of control” of Ryland, all unvested deferred performance awards vest and are paid within 30 days to the participants.

Equity Incentive Plan

Ryland’s stockholders approved Ryland’s 2008 Equity Incentive Plan (“Equity Incentive Plan”) at the Annual Meeting of Stockholders on April 23, 2008. The Equity Incentive Plan permits the granting of stock options, restricted stock awards, stock units or any combination of the foregoing to Ryland’s employees, officers and others providing services to Ryland. Ryland has issued both stock options and restricted stock units to its executive officers and managers under the Equity Incentive Plan.

Restricted Stock Unit Grants

Pursuant to his Employment Agreement and the restricted stock units granted thereunder, Mr. Dreier received 94,000 shares of Ryland’s Common Stock on March 1, 2007, forfeited 40,000 restricted stock units that would have vested on March 1, 2008, forfeited 40,000 restricted stock units that would have vested on March 1, 2009, and had the opportunity to receive 40,000 shares of Ryland’s Common Stock on March 1, 2010. These restricted stock unit grants were subject to performance criteria and the terms of his Employment Agreement. To satisfy the performance criteria for vesting of the restricted stock units, Ryland’s return on equity for the year preceding the vesting date must be 60 percent or greater than the 10-year median return on equity of the Fortune 500 industrial companies for the 10-year period ending with the year prior to Ryland’s performance year. Because the performance criteria for 2007 and 2008 were not met, Mr. Dreier forfeited the restricted stock unit grant that would have vested on each of March 1, 2008 and March 1, 2009, respectively. Mr. Dreier forfeited the 40,000 restricted stock units that were eligible for vesting on March 1, 2010 in connection with his retirement on May 29, 2009. On May 1, 2008, Mr. Dreier received a grant of 80,000 restricted stock units. The vesting of this grant on May 1, 2009 was conditioned on the Company generating $100 million or greater of net cash provided by operating activities in 2008. Because this performance criteria was met in 2008, the grant of 80,000 restricted stock units vested and was paid out to Mr. Dreier on May 1, 2009. The award of restricted stock units to Mr. Dreier included payment of an amount equal to the applicable federal and state income and Medicare taxes related to the vesting of the restricted stock units.

On May 1 of 2006 and 2008, and March 1 of 2009, Ryland’s executive officers received grants of restricted stock units. These grants of restricted stock units to executive officers vest ratably in annual installments over a three-year period with the first installments vesting on May 1, 2007 for the 2006 grant, May 1, 2009 for the 2008 grant and March 1, 2010 for the 2009 grant. In connection with the 2006 grant, the performance criteria for this award was met given that Ryland’s return on equity for 2006 was greater than 60 percent of the 10-year median return on equity of the Fortune 500 industrial companies for the 10-year period ending with the 2005 calendar year. With respect to the 2008 grant, the performance criteria was met given that Ryland generated a targeted amount of $100 million of net cash provided by operating activities for 2008 as contained within the Consolidated Statements of Cash Flows. With respect to the 2009 grant, the vesting of these restricted stock units was conditioned on Ryland generating a targeted amount of $200 million of net cash provided by operating activities for 2009 as contained within the Consolidated Statements of Cash Flows. Because this performance criteria was met together with the satisfaction of the performance criteria for prior grants, the only remaining condition for vesting is the continued employment of the executive officers on the applicable vesting dates. In connection with an increase to his compensation program, Mr. Milne received a grant of 30,000 restricted stock units on November 1, 2008. This grant is not subject to performance criteria and vests ratably in equal annual installments over a three-year period with the first installment vesting on November 1, 2009 subject to Mr. Milne’s continued employment on each vesting date. In connection with his promotion to Chief Executive Officer of Ryland, Mr. Nicholson received a grant of 116,482 restricted stock units on June 1, 2009. This grant is not subject to performance criteria and vests ratably in equal installments over a three-year period with the first installment vesting on June 1, 2010 subject to Mr. Nicholson’s continued employment on each vesting date. Restricted stock unit grants to executive officers include cash dividend equivalent payments with respect to the unvested restricted stock units as of each dividend payment date related to Ryland’s Common Stock. Upon vesting, these awards are paid 50 percent in shares of Ryland’s Common Stock and 50 percent in cash equal to the fair market value of the restricted stock units on the date of vesting. Payment of the fair market value of the vested restricted stock units in cash permits the satisfaction of any applicable tax withholding required in connection with the vesting of these units. In the case of a “change of control” of Ryland, the unvested restricted stock units vest and are paid in full.

Stock Option Awards

On May 1, 2007, Ryland’s executive officers received grants of stock options to purchase shares of Common Stock at an exercise price of $44.65 per share, which was the closing market price of Ryland’s Common Stock on the grant date. On July 1, 2007, Messrs. Nicholson and Bass received grants of 75,000 and 20,000 stock options, respectively, in connection with their promotions. The stock options granted on July 1, 2007 have an exercise price of $37.37 per share, which was the closing market price of Ryland’s Common Stock on the grant date. In connection with his promotion to President of Ryland, Mr. Nicholson was granted a stock option grant to purchase 100,000 shares of Common Stock at an exercise price of $27.38 per share, which was the closing market price of Ryland’s Common Stock on the grant date of October 1, 2008. On March 1, 2009, Mr. Nicholson was granted a stock option grant to purchase 106,000 shares of Common Stock at an exercise price of $14.13 per share, which was the closing market price of Ryland’s Common Stock on the grant date. These grants of stock options vest ratably in equal annual installments over a three-year period with the first installment vesting on the first anniversary date of the date of grant and must be exercised within five years of the date of grant. In the case of a “change of control” of Ryland, any unvested stock option awards shall vest and become immediately exercisable.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards				Stock Awards
							Equity Incentive Plan Awards
	Number of Securities				Number of	Market Value of	Number of	Market Value of
	Underlying				Shares or Units	Shares or Units	Unearned Shares	Unearned Shares
	Unexercised Options		Option	Option	of Stock That	of Stock That Have	or Units That	or Units That Have
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date	Have Not Vested	Not Vested (8)	Have Not Vested	Not Vested (8)
Larry T. Nicholson	20,000	–	$22.18	3/15/12	28,000 (5)	$551,600	106,000 (9)	$2,088,200
	14,000	–	$20.99	2/26/13	116,482 (6)	$2,294,695	–	–
	14,000	–	$40.00	2/25/14	–	–	–	–
	20,000	10,000 (1)	$44.65	5/1/12	–	–	–	–
	50,000	25,000 (2)	$37.37	7/1/12	–	–	–	–
	33,334	66,666 (3)	$27.38	10/1/13	–	–	–	–
	–	106,000 (4)	$14.13	3/1/14	–	–	–	–

Gordon A. Milne	60,000	–	$20.99	2/26/13	28,000 (5)	$551,600	35,000 (9)	$689,500
	60,000	–	$40.00	2/25/14	20,000 (7)	$394,000	–	–
	26,667	13,333 (1)	$44.65	5/1/12	–	–	–	–

Keith E. Bass	6,000	–	$40.00	2/25/14	20,000 (5)	$394,000	27,000 (9)	$531,900
	14,000	–	$61.40	5/1/10	–	–	–	–
	14,000	–	$62.43	5/1/11	–	–	–	–
	9,333	4,667 (1)	$44.65	5/1/12	–	–	–	–
	13,333	6,667 (2)	$37.37	7/1/12	–	–	–	–

Peter G. Skelly	6,000	–	$22.18	3/15/12	20,000 (5)	$394,000	27,000 (9)	$531,900
	4,760	–	$20.99	2/26/13	–	–	–	–
	14,000	–	$40.00	2/25/14	–	–	–	–
	14,000	–	$61.40	5/1/10	–	–	–	–
	14,000	–	$62.43	5/1/11	–	–	–	–
	16,667	8,333 (1)	$44.65	5/1/12	–	–	–	–

Timothy J. Geckle	30,000	–	$6.04	9/1/10	14,666 (5)	$288,920	20,000 (9)	$394,000
	30,000	–	$20.99	2/26/13	–	–	–	–
	30,000	–	$40.00	2/25/14	–	–	–	–
	13,333	6,667 (1)	$44.65	5/1/12	–	–	–	–

(1)     These unexercisable stock options were granted on May 1, 2007, and vest on May 1, 2010 if the executive officers are employed by Ryland on that date.

(2)     These unexercisable stock options were granted on July 1, 2007, and vest on July 1, 2010 if the executive officers are employed by Ryland on that date.

(3)     These unexercisable stock options were granted on October 1, 2008, and vest ratably in two remaining installments on each October 1 of 2010 and 2011 if Mr. Nicholson is employed by Ryland on those dates.

(4)     These unexercisable stock options were granted on March 1, 2009, and vest ratably in three annual installments on each March 1 of 2010, 2011 and 2012 if Mr. Nicholson is employed by Ryland on those dates.

(5)     These unvested restricted stock units were granted on May 1, 2008 conditioned on Ryland generating $100 million or greater of net cash provided by operating activities in 2008. This performance criteria was satisfied. Therefore, the executive officers will vest in one-half of these unvested restricted stock units on each of May 1, 2010 and 2011 if they are employed by Ryland on those dates.

(6)     These unvested restricted stock units were granted on June 1, 2009 and were not subject to performance criteria. Therefore, Mr. Nicholson will vest in one-third of these unvested restricted stock units on each June 1 of 2010, 2011 and 2012 if he is employed by Ryland on those dates.

(7)     These unvested restricted stock units were granted on November 1, 2008 and were not subject to performance criteria. Therefore, Mr. Milne will vest in one-half of these unvested restricted stock units on each November 1 of 2010 and 2011 if he is employed by Ryland on those dates.

(8)     The market value of the restricted stock units equals the number of restricted stock units times the closing price of Ryland’s Common Stock on December 31, 2009, which was $19.70 per share.

(9)     These unvested restricted stock units were granted on March 1, 2009 conditioned on Ryland generating $200 million or greater of net cash provided by operating activities in 2009. This performance criteria was satisfied. Therefore, the executive officers will vest in one-third of these unvested restricted stock units on each March 1 of 2010, 2011 and 2012 if they are employed by Ryland on those dates.

OPTION EXERCISES AND STOCK VESTED IN 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
R. Chad Dreier	80,000 (1)	$728,176	80,000 (4)	$1,584,000

Larry T. Nicholson	–	–	9,333 (5)	$369,607

Gordon A. Milne	10,100 (2)	$117,115	10,500 (5)	$415,800
			5,000 (6)	$185,500

Keith E. Bass	–	–	5,000 (5)	$198,000

Peter G. Skelly	–	–	5,000 (5)	$198,000

Timothy J. Geckle	30,000 (3)	$491,874	5,500 (5)	$217,820

(1)     Pursuant to Mr. Dreier’s Plan for Trading Securities in accordance with Rule 10b5-1(c)(1) under the Exchange Act, Mr. Dreier exercised vested stock options on a quarterly basis on a trading day that follows one trading day after the public release of Ryland’s quarterly or annual earnings. His final quarterly exercise in accordance with this Plan took place on January 30, 2009. The option exercise price for this exercise was $6.38 per share from a grant dated April 21, 1999. The per share market value of the option upon exercise and sale was $15.48.

(2)     Mr. Milne exercised 10,100 vested stock options on February 13, 2009 from a September 1, 2000 grant with a $6.04 per share option exercise price. The per share market value of the options upon exercise and sale was $17.64.

(3)     Mr. Geckle exercised 30,000 vested stock options on May 15, 2009 from a March 13, 2000 grant with a $4.11 per share option exercise price. The per share market value of the options upon exercise and sale was $20.51.

(4)     Having met the related performance requirement, Mr. Dreier was issued shares of Common Stock upon vesting on May 1, 2009 of the related restricted stock unit award that was granted on May 1, 2008. The per share market value of the vested restricted stock units on May 1, 2009 was $19.80, which was the closing price of Ryland’s Common Stock on that date.

(5)     Having met the related performance requirement, Messrs. Nicholson, Milne and Geckle, respectively, vested on May 1, 2009 in 4,667, 7,000 and 3,667 restricted stock units which were granted on May 1, 2006. Having met the related performance requirement, Messrs. Nicholson, Milne, Bass, Skelly and Geckle, respectively, vested on May 1, 2009 in 14,000, 14,000, 10,000, 10,000 and 7,334 restricted stock units which were granted on May 1, 2008. The per share market value of the vested restricted stock units on May 1, 2009 was $19.80, which was the closing price of Ryland’s Common Stock on that date. The payment of these vested restricted stock units was provided 50 percent in stock and 50 percent in cash. Therefore, the market value of the shares of Common Stock received by each of the officers was as follows: Mr. Nicholson, $184,794; Mr. Milne, $207,900; Mr. Bass, $99,000; Mr. Skelly, $99,000; and Mr. Geckle, $108,900, and the cash amount received by each of the officers was as follows: Mr. Nicholson, $184,813; Mr. Milne, $207,900; Mr. Bass, $99,000; Mr. Skelly, $99,000; and Mr. Geckle, $108,920.

(6)     Mr. Milne vested on November 1, 2009 in 10,000 restricted stock units which were granted on November 1, 2008 and which were not subject to the satisfaction of performance requirements. The per share market value of the vested restricted stock units on November 1, 2009 was $18.55, which was the closing price of Ryland’s Common Stock on that date. The payment of these vested restricted stock units was provided 50 percent in stock and 50 percent in cash. Therefore, the market value of the shares of Common Stock received by Mr. Milne was $92,750, and the cash amount received by Mr. Milne was $92,750.

2009 PENSION BENEFITS

		Number of Years	Present Value of Accumulated	Payment During
Name	Plan Name	Credited Service	Benefit at December 31, 2009	Last Fiscal Year

R. Chad Dreier (1)	SERP & SERP II	–	–	$ 24,651,299

Larry T. Nicholson	SESRP	5 (2)	$807,035	–

Gordon A. Milne	SESRP	5 (2)	$1,131,908	–

Keith E. Bass	SESRP	1	$100,516	–

Peter G. Skelly	SESRP	1	$107,552	–

Timothy J. Geckle	SESRP	5 (2)	$1,131,908	–

(1)  In connection with his retirement as Chief Executive Officer, Mr. Dreier received lump sum cash payments of his vested benefit pursuant to the SERP and SERP II in May and November of 2009.

(2)  Messrs. Nicholson, Milne and Geckle are fully vested in the SESRP Benefit because they completed the 5-year requirement for full vesting.

Effective July 1, 2003, Ryland established the Senior Executive Supplemental Retirement Plan (“SESRP”) for the benefit of executive officers. The SESRP gives participants the opportunity to receive a benefit in the form of 15 annual payments in the amount of $150,000 each, or the present value equivalent of this benefit payment in a lump sum cash payment calculated using an 8 percent discount rate (“SESRP Benefit”). Participants vest at the rate of 20 percent per year on each anniversary date of their participation in the SESRP provided they are continuously employed by Ryland from commencement of participation in the SESRP through the date of vesting. Messrs. Nicholson, Milne and Geckle are fully vested in the SESRP Benefit. Messrs. Bass and Skelly began their participation in the SESRP in 2008 and are 20 percent vested. Participants are fully vested in the SESRP Benefit upon the occurrence of a “change of control” or an “involuntary termination of employment without cause” as defined in the plan. Payment of a participant’s vested SESRP Benefit will begin on the later of the date that is six months after the date of the participant’s “separation from service” or within 60 days of the first day of January following the participant’s 60th birthday, unless the participant elects a later January 1 payment date, which date may be no later than the January 1 following his 65th birthday. The present value equivalent of the accumulated benefit at December 31, 2009 for participants in the SESRP was calculated using the applicable vested percent of the full-benefit payment stream with payout beginning on January 1 following the participant’s 60th birthday for 15 years in a lump sum payment in the amount of the present value equivalent of the benefit calculated using an 8 percent discount rate, and then discounting such amount back to present value on December 31, 2009 using a 7 percent discount rate.

Mr. Dreier’s Supplemental Executive Retirement Plans

Previously, Ryland and Mr. Dreier entered into a Supplemental Executive Retirement Plan (“SERP”). The SERP gave him the opportunity to receive a benefit in the form of a lump sum cash payment equivalent to the present value of $2,400,000 per year for a period of 15 years, calculated using an 8 percent discount rate (“SERP Benefit”). The SERP Benefit vested 20 percent per year beginning on December 30, 2003, such that Mr. Dreier fully vested in the SERP Benefit on December 30, 2007. Effective January 1, 2005, Ryland and Mr. Dreier entered into a Supplemental Executive Retirement Plan II (“SERP II”). The SERP II was entered into as a result of the amendment of Mr. Dreier’s Employment Agreement in 2005, which extended the term of his Employment Agreement for three years from December 30, 2007 to December 30, 2010. The SERP II gave him the opportunity to receive an additional benefit in the form of a lump sum cash payment equivalent to the present value of $1,440,000 per year for a period of 15 years, calculated using an 8 percent discount rate (“SERP II Benefit”). The SERP II Benefit vested one-third per year beginning on December 30, 2008, such that it would have fully vested on December 30, 2010.

The amended Employment Agreement entered into in connection with Mr. Dreier’s retirement from Ryland confirmed that Mr. Dreier was entitled to and received a lump sum cash payment of a portion of his vested benefit under the SERP in the amount of $8,217,100 on the date of his retirement as Chief Executive Officer, May 29, 2009. On the date that was six months after his retirement, November 30, 2009, Mr. Dreier received a lump sum cash payment of his remaining vested benefit pursuant to the SERP and SERP II in the amount of $16,434,199. These payments represent the vested amounts to which Mr. Dreier was entitled under the terms of the SERPs upon his retirement on May 29, 2009.

The terms of the SERP, SERP II and SESRP are set forth in the relevant plan documents, and the descriptions contained in this Proxy Statement are subject to and governed by the applicable plan documents.

2009 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2009	Company Contributions in 2009 (1)	Aggregate Earnings (Losses) in 2009 (2)	Aggregate Withdrawals/ Distributions in 2009	Aggregate Balance at December 31, 2009 (3)
Larry T. Nicholson	$109,096	$80,896	$(35,062)	$786,667	$73,624

Gordon A. Milne	$64,615	$39,415	$4,956	$95,827	$61,497

Keith E. Bass	$102,431	$26,331	$1,858	$139,724	$31,907

Peter G. Skelly	$46,431	$26,331	$154	$73,982	$5,400

Timothy J. Geckle	$22,431	$14,331	$(7,849)	$301,151	$44,340

(1)	Matching contributions to the EDDCP II made by Ryland are also included in the “All Other Compensation” column of the “Summary Compensation Table” on page 22 of this Proxy Statement.

(2)	Represents earnings or losses related to participants’ accounts that are invested in a variety of independently managed investment funds available under the plan.

(3)	This aggregate balance represents the participants’ accounts in the EDDCP II, which is the nonqualified deferred compensation plan maintained by Ryland.

All contributions set forth in the table above are pursuant to Ryland’s Executive and Director Deferred Compensation Plan II (“EDDCP II”). The EDDCP II was adopted by Ryland to comply with the requirements of Section 409A of the Code, as added by the American Jobs Creation Act of 2004, and the Treasury regulations or any other authoritative guidance issued thereunder. Any contributions to the predecessor nonqualified deferred compensation plan, the Executive and Director Deferred Compensation Plan (“EDDCP”), were “grandfathered” and governed by the terms of the EDDCP. Effective September 30, 2008, Ryland terminated the EDDCP and distributed all balances to participants. The EDDCP II remains in effect and allows executives to defer receipt of a portion of base salary and annual bonus. From January 1, 2009 until July 3, 2009, participants were eligible to receive matching contributions from Ryland in an amount up to 6 percent of a participant’s annual base salary and bonus. After July 3, 2009, the EDDCP II was amended to reduce Ryland’s matching contributions to 50 cents for each dollar contributed by a participant up to 6 percent of a participant’s annual base salary and bonus. These are contributions in excess of the limitations on contributions that apply to Ryland’s qualified deferred compensation plan known as the Retirement Savings Opportunity Plan. Ryland’s matching contributions vest upon the earlier of one-third at the end of each of the executive’s first three years of service, or the death, disability or retirement of the executive or a “change of control” of Ryland. As of December 31, 2009, all of the named executive officers had fully vested in Ryland’s matching contributions due to their length of employment with Ryland.

Under the EDDCP II, participants make irrevocable deferral elections for their compensation prior to the end of the year preceding the plan year in which the services giving rise to the compensation to be deferred are performed or, at the discretion of the Committee administering the plan, prior to six months before the end of the performance service period for the compensation being deferred if the compensation is determined to be “performance-based.” Participants may defer up to 100 percent of their annual base salary and bonus in the EDDCP II. For purposes of the EDDCP II, compensation that qualifies for deferral does not include amounts earned or paid under Ryland’s TRG Incentive Plan, personal health and services allowance, executive health and fitness benefit, discretionary bonuses, stock options, fringe benefits, relocation expenses, non-monetary awards and other allowances paid to an executive for employment services rendered.

The value of aggregate earnings or losses in deferred accounts within the EDDCP II is determined based upon the performance of investment funds selected by the participant from a range of choices provided by Ryland and the plan administrator. Changes to investment fund elections may be made by the participants from time-to-time, and changes to the selection of funds available under the plan may be made by Ryland at any time upon a minimum of a month’s notice to plan participants.

Participants may elect to receive distributions from their accounts under the EDDCP II on a fixed payment date, upon determination of disability or the occurrence of a “change in control,” or after six months from the date of their “separation from service” with Ryland in the form of a lump sum cash payment or up to 15 annual installments. Participants also may withdraw their funds due to an unforeseeable financial emergency at the sole discretion of Ryland.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Payments under Mr. Nicholson’s CEO Severance Agreement

In accordance with Mr. Nicholson’s CEO Severance Agreement dated December 17, 2009, if Mr. Nicholson’s employment is terminated by Ryland without “cause,” he receives a lump sum cash payment equal to the aggregate amount of twenty-four months of his annual base salary as in effect prior to the date of notice of termination. Additionally, Mr. Nicholson’s participation in the life, medical, dental, vision, AD&D, prescription drug, long-term disability and executive medical reimbursement programs provided by Ryland prior to the date of notice of termination are continued or equivalent benefits provided by Ryland for a period of two years. Also, Ryland will pay to Mr. Nicholson a lump sum cash payment equal to the value of coverage under Ryland’s executive life insurance program as well as the value of the personal health services allowance and health club benefit programs for a period of twenty-four months. Ryland will pay Mr. Nicholson a prorated share of his annual bonus incentive payment for the year in which the termination occurs and he will receive a payment of all benefits to which he has a vested right at the time of termination. Mr. Nicholson shall fully vest in any unvested grants of equity stock options and restricted stock unit awards as well as any unvested prior year awards or awards made for the year in which termination occurs under the TRG Incentive Plan. Also, in connection with a termination of employment without “cause,” Mr. Nicholson receives a separation from service lump sum cash payment equal to twice the highest amount of annual bonus incentive payment paid or payable in the three previous years prior to the year of termination of employment as well as a separation from service equity award equal to the highest restricted stock unit award granted during the three previous years. In the event the foregoing equity award cannot be made, Ryland will pay Mr. Nicholson a lump sum cash payment in an amount equal to the fair market value of such shares. In accordance with the “Policy Regarding Stockholder Approval of Severance Agreements,” which is discussed on page 19 of this Proxy Statement, all payments and benefits provided above may not exceed the “Severance Benefits Limitation” set forth in the Severance Policy.

The table below sets forth the assumed amount of payments that would be paid to Mr. Nicholson if there had been a termination of his employment by Ryland without “cause” on December 31, 2009.

Payments to Mr. Nicholson upon a termination of employment
by Ryland without “cause” on December 31, 2009

Twenty-four months of annual base salary	$1,800,000

2009 annual bonus incentive payment	$1,500,000

Value of health and welfare benefits for two years	$79,515

Lump sum cash payment equal to the value of additional benefits for two years	$165,480

Accelerated vesting of equity awards	$5,524,915

Accelerated vesting of deferred awards under the TRG Incentive Plan	$557,139

Separation from service lump sum cash payment equal to twice the highest annual bonus paid in the three prior years	$6,411,630

Separation from service equity award equal to the highest restricted stock unit award granted during the three prior years	$827,400

TOTAL	$16,866,079

In the event that Mr. Nicholson’s employment is terminated by reason of death, his benefits are determined in accordance with Ryland’s retirement, Senior Executive Supplemental Retirement Plan, insurance or other applicable program then in effect. In addition, Ryland shall pay to Mr. Nicholson’s beneficiaries or estate a prorated share of his bonus for the year in which termination occurs as well as all benefits to which they have a right in accordance with the plan or agreement governing such benefits.

In the event that Mr. Nicholson becomes “disabled” and is unable to perform his duties for more than 120 days during any 12-month period or, in the reasonable determination of the Board of Directors, Mr. Nicholson’s “disability” would exist for more than 120 days, Ryland has the right to terminate his employment. Upon such termination, Ryland’s obligation to pay and provide compensation shall expire except that Ryland will pay to Mr. Nicholson a prorated share of his bonus for the year in which termination occurs. Additionally, Ryland will pay Mr. Nicholson his base salary through the effective date of termination and shall pay all benefits to which he has a vested right in accordance with the plan, document or agreement governing such benefits. “Disability” means the incapacity of Mr. Nicholson to engage in the performance of his duties with Ryland, due to injury, illness, disease or bodily or mental infirmity.

Mr. Nicholson may terminate his employment with Ryland at any time by giving the Board of Directors 90 days written notice prior to the effective date of termination. Upon termination, Ryland will pay Mr. Nicholson his base salary through the date of termination and all benefits to which he has a vested right. Mr. Nicholson will not receive an annual bonus for the year in which termination occurs.

The Board of Directors may terminate Mr. Nicholson’s employment at any time for “cause” and Ryland will pay Mr. Nicholson his base salary through the date of termination. Mr. Nicholson will forfeit all rights and benefits he is entitled to receive including any right to a bonus for the year in which termination occurs, but excluding any benefits in which he has a vested right. “Cause” is defined as Mr. Nicholson’s willful and continued failure to perform the material duties of his position after receiving notice of and being given reasonable opportunity to cure such failure, willful misconduct demonstrably and materially injurious to Ryland, or conviction of a felony.

Potential Payments under Senior Executive Severance Agreements

Prior to 2006, Ryland entered into Senior Executive Severance Agreements with certain of its executive officers, including Messrs. Nicholson, Milne and Geckle. Pursuant to these agreements, upon a “termination of employment” within a “change of control period,” the executives receive a lump sum cash payment equal to their unpaid salary for the remainder of the year in which the termination of employment occurs, a pro rata bonus through the date of the “termination of employment” based on the highest bonus earned by the executives in any of the three years prior to their termination, plus an amount equal to two times the highest “annual compensation” paid to them for any of the three years prior to their termination. In 2006, Ryland revised its form of Senior Executive Severance Agreement offered to new executive officers to comply with the newly adopted “Policy Regarding Stockholder Approval of Severance Agreements,” as discussed beginning on page 19 of this Proxy Statement. Messrs. Bass and Skelly executed the revised form of Ryland’s Senior Executive Severance Agreement that is subject to the Policy. Their agreements provide that upon a “termination of employment” during a “change of control period,” they will receive a lump sum cash payment equal to a pro rata bonus through the date of the “termination of employment” based on the target annual bonus for the year in which the “termination of employment” occurs or in the absence of a specified target annual bonus for that year, the highest bonus earned by them in any of the last three years prior to termination, plus an amount equal to two times the highest “annual compensation” paid to them for any of the three years prior to termination. For purposes of all of the Senior Executive Severance Agreements, “annual compensation” means the sum of an executive’s annual base salary and bonus paid or earned even though paid in a subsequent year, and all amounts credited to the executive, vested and unvested, under any incentive compensation or other benefit or compensation plan of Ryland, including the TRG Incentive Plan and Equity Incentive Plan.

Further, upon termination of employment during a “change of control period,” each of the executives receives two years participation, at no cost to them, in the life, accident and health insurance, employee welfare benefit and executive medical reimbursement plans in which they participate. The estimated cost for participation in these benefits for two years is as follows: Mr. Nicholson, $66,377; Mr. Milne, $51,601; Mr. Bass, $65,772; Mr. Skelly, $65,772; and Mr. Geckle, $65,772. In addition, the executives receive an equivalent cash payment for two years of continued participation in the personal health and services allowance, health club benefit and benefits provided to the executive prior to the “change of control.” If any of the executives move their residence in order to pursue professional or career opportunities within two years after the date of their termination of employment within a “change of control period,” they are reimbursed for any expenses incurred in relocating, including taxes payable on the reimbursement, any costs or commissions related to selling their homes, all moving expenses and any other benefits provided by Ryland under its relocation program. Messrs. Nicholson, Milne, and Geckle will receive a lump sum cash payment equal to 10 percent of their “annual compensation” for the calendar year immediately preceding their termination of employment in lieu of the reimbursement for outplacement services. Under their Senior Executive Severance Agreements, Messrs. Bass and Skelly are eligible to receive reimbursement for outplacement services used within two years of the date of their termination of employment during a “change of control period” up to 25 percent of their “annual compensation” for the calendar year prior to the date of their termination of employment.

The “change of control period” for the Senior Executive Severance Agreements begins on the date Ryland becomes aware of or enters into discussions or negotiations that could involve a “change of control” and ends on the earlier of two years after the effective date of a “change of control” or the date on which a “change of control” is no longer discussed or proposed to occur. For purposes of the Senior Executive Severance Agreements, a “change of control” occurs when: a) a third party acquires beneficial ownership of 20 percent or more of the voting power of Ryland’s outstanding voting securities; b) the first purchase of shares of Ryland’s Common Stock is made under a tender or exchange offer by a third party; c) during any two-year period, members of the Board of Directors at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election of each new Director was approved by two-thirds of the Board members at the beginning of the two-year period who are still in office; or d) Ryland’s stockholders approve a merger, consolidation, liquidation or dissolution of Ryland, or the sale of all or substantially all of Ryland’s assets. For purposes of the Senior Executive Severance Agreements, a “termination of employment” occurs when an executive’s employment is terminated by Ryland without “cause” or by the executive with “good reason.” “Good reason” means a) the executive is assigned any duties or responsibilities that are inconsistent in any respect with his position, duties, responsibilities or status prior to a “change of control period”; b) Ryland requires the executive, without his consent, to be based at a location which is more than 50 miles from the executive’s then current primary residence; c) the executive’s base salary, bonus or any other benefits, incentive compensation or compensation plans are reduced; or d) the executive experiences in any year a reduction in the ratio of the executive’s incentive compensation, bonus or other such payments to his base compensation, or a reduction in the method of calculation of the executive’s incentive compensation, bonus or other such payment if these benefits or payments are calculated other than as a percentage of base salary.

All rights, awards and benefits of the executives under Ryland’s benefit, incentive and equity plans immediately vest in full, and the executives receive the amount of these rights, awards and benefits in a lump sum cash payment equal to the amount of these rights, awards and benefits upon a “termination of employment” within a “change of control period.”

If any payment under the Senior Executive Severance Agreements would subject the executive officers to an excise tax under Section 4999 of the Code, Ryland or its successor shall pay the executives an additional amount sufficient to cover the excise tax and any interest or penalties payable that may be imposed, as well as any applicable federal and state income, Medicare and employment taxes that apply to the additional amounts paid.

Pursuant to Ryland’s Senior Executive Supplemental Retirement Plan (the “SESRP”), vesting of benefits is accelerated immediately upon a “change of control” of Ryland or an “involuntary termination of employment without cause” as defined in the SESRP.

The table below sets forth the assumed amount of payments that would be paid to the named executive officers in the event of a “termination of employment” on December 31, 2009 within a “change of control period.”

Payments to named executive officers upon a “termination of employment”
on December 31, 2009 within a “change of control period”

	Larry T. Nicholson	Gordon A. Milne	Keith E. Bass	Peter G. Skelly	Timothy J. Geckle
Two times highest “annual compensation” paid during 2006, 2007 or 2008	$9,058,702	$7,884,856	$6,477,436	$4,295,153	$4,298,796

Estimation of two years insurance and other benefits	$217,505	$156,729	$123,300	$123,300	$123,300

Accelerated vesting of deferred awards under the TRG Incentive Plan	$557,139	$440,802	$168,485	$168,485	$194,838

Accelerated vesting of unvested equity awards	$5,524,915	$1,635,100	$925,900	$925,900	$682,920

Outplacement assistance (1)	$280,407	$223,613	N/A	N/A	$113,772

Acceleration of SESRP Benefit (2)	N/A	N/A	$402,065	$430,209	N/A

Estimated excise tax and related tax assistance	$4,517,933	–	$2,648,492	–	–

TOTAL	$20,156,601	$10,341,100	$10,745,678	$5,943,047	$5,413,626

(1)

Lump sum cash payment equal to 10 percent of 2008 “annual compensation” for the executives named above except Messrs. Bass and Skelly who are eligible to receive reimbursement for the costs of all outplacement assistance they receive up to 25 percent of their “annual compensation,” which potential reimbursement amount is not determinable at this time.

(2)	Messrs. Nicholson, Milne and Geckle are fully vested in their SESRP Benefit.

2009 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash (4)	Stock Awards (5)	All Other Compensation (6)	Total
R. Chad Dreier (2)	$ 92,775	$ 47,218	$ 25,000	$ 164,993

Leslie M. Frécon	$ 81,250	$ 59,400	$ 25,000	$ 165,650

Roland A. Hernandez	$ 91,250	$ 59,400	$ 25,000	$ 175,650

William L. Jews	$ 125,000	$ 59,400	$ 25,000	$ 209,400

Ned Mansour	$ 91,250	$ 59,400	$ 25,000	$ 175,650

Robert E. Mellor	$ 71,250	$ 59,400	$ 25,000	$ 155,650

Norman J. Metcalfe	$ 92,500	$ 59,400	$ 25,000	$ 176,900

Charlotte St. Martin	$ 80,000	$ 59,400	$ 25,000	$ 164,400

Robert G. van Schoonenberg (3)	$ 29,673	$ 46,592	$ 10,500	$ 86,765

(1)  Mr. Nicholson is a member of the Board of Directors as well as President and Chief Executive Officer of Ryland. His compensation is disclosed in the preceding executive compensation tables. Since he does not receive compensation separately for his duties as a Director, he is not included in the Director Compensation Table.

(2)  On May 29, 2009, Mr. Dreier retired as Chief Executive Officer of Ryland. He continued as a non-management Director and Chairman of the Board of Directors of Ryland. The compensation in this table reflects the compensation that Mr. Dreier received as a non-management Director and Chairman of the Board of Directors after May 29, 2009. Mr. Dreier has decided not to stand for election at the 2010 Annual Meeting of Stockholders.

(3)     Mr. van Schoonenberg was elected as a Director of Ryland at the Board of Directors meeting on July 29, 2009. Amounts for Mr. van Schoonenberg are appropriately prorated for the period of time he was on the Board of Directors in 2009.

(4)  The annual retainer fee for 2009, which was paid in quarterly installments, was $60,000. Effective with and commencing upon his retirement as Chief Executive Officer of Ryland, Mr. Dreier received an additional annual retainer fee of $115,000 to serve as non-executive Chairman of the Board of Directors. Mr. Jews received an additional annual retainer fee of $40,000 to serve as Lead Director of the Board of Directors. Half of the annual retainer fee for all Directors is paid in cash. The other half is used to purchase Ryland’s Common Stock on the Directors’ behalf with Ryland instructing a broker to enter an order to purchase shares of Ryland’s Common Stock on the open market so that the purchases occur immediately after the market opens on the date the retainer is paid by Ryland. For 2009, Committee members received an annual fee of $10,000 per committee which was paid in quarterly installments. Committee chairpersons received an additional annual fee of $5,000 paid in quarterly installments. Subject to Section 409A of the Code, Directors are able to defer their annual retainer and meeting fees and the stock purchased as part of their annual retainer fee into Ryland’s nonqualified deferred compensation plan, the EDDCP II. Ryland does not match Director contributions into the EDDCP II.

(5)  On April 26, 2006, Ryland’s stockholders approved the 2006 Non-Employee Director Stock Plan pursuant to which each non-employee Director receives an automatic grant of 3,000 shares of Common Stock each May 1. On May 1, 2009, each of the seven non-employee Directors received 3,000 shares. In connection with his continuation as a non-employee Director and Chairman of the Board of Directors after his retirement, Mr. Dreier received a prorated grant of 2,750 shares of Common Stock on June 1, 2009. At the time of his election to the Board of Directors in July 2009, in accordance with the terms of the Non-Employee Director Stock Plan, Mr. van Schoonenberg received 2,275 shares of Common Stock of Ryland. Pursuant to FASB ASC Topic 718, the aggregate grant date fair value of these stock awards is set forth in this Director Compensation Table and was computed using the closing price of Ryland’s Common Stock on the date of grant.

Previously, the Directors were granted awards of stock options pursuant to a prior Non-Employee Director Stock Plan. As a result, the Directors have the following aggregate number of stock option awards outstanding as of December 31, 2009: Ms. Frécon, 90,000 shares; Mr. Hernandez, 60,000 shares; Mr. Jews, 100,000 shares; Mr. Mansour, 75,000 shares; Mr. Mellor, 120,000 shares; Mr. Metcalfe, 140,000 shares; and Ms. St. Martin, 60,000 shares. The Common Stock awards received pursuant to Ryland’s 2006 Non-Employee Director Stock Plan vest and are paid at the time of grant and are, therefore, not outstanding.

(6)  During 2009, each of the Directors received the ability to designate where Ryland made a contribution to qualified charities up to $25,000 annually with Mr. van Schoonenberg receiving a prorated designation as a result of his election to the Board of Directors in July 2009. These contributions were made directly by Ryland.

PROPOSAL NO. 2
STOCKHOLDER PROPOSAL CONCERNING
GREENHOUSE GAS EMISSIONS

Ryland received a stockholder proposal from The Nathan Cummings Foundation (“NCF”), located at 475 Tenth Avenue, 14th Floor, New York, New York 10018. As a result, Ryland includes the following stockholder proposal in its Proxy Statement for the 2010 Annual Meeting of Stockholders. Stockholders will vote on the proposal at the Annual Meeting. NCF beneficially owns approximately 103 shares of Ryland’s Common Stock.

Stockholder’s Proposal

“The Intergovernmental Panel on Climate Change (IPCC) recently concluded that warming of the climate system is unequivocal and that human activity is the main cause. Debate surrounding climate change now focuses not on whether a problem exists but rather on the best means for abatement and adaptation.

The rise in average global temperatures resulting from climate change is expected to have significant adverse impacts. According to Business Week, many scientists agree that the warmer temperatures resulting from climate change are causing more powerful storms and perhaps intensifying extreme weather events including droughts and wild fires. Thermal expansion and melting ice sheets are expected to lead to rising sea levels, with significant implications for coastal communities. Rising temperatures will also impact fresh water supplies. California’s Department of Water Resources, for instance, has stated that, “Adapting California’s water management systems to climate change presents one of the most significant challenges for the 21st century.”

Climate change also has important economic implications. The Stern Review, often cited as the most comprehensive overview of the economics of climate change, estimated that the cumulative economic impacts of climate change could be equivalent to a loss of up to 20% of average world-wide consumption if action is not taken quickly. A more general pronouncement in the IPCC’s report, Climate Change 2007: Impacts, Adaptation and Vulnerability, observed that “Taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and to increase over time.”

According to the Washington Post, “Buildings are the largest source of the greenhouse-gas emissions that are causing global warming, and in the United States, half of building-related emissions are from houses.” The EPA estimates that the residential end-use sector accounted for 21% of CO2 emissions from fossil fuel combustion in 2007.

With residential end-use accounting for such a high proportion of GHG emissions stemming from fossil fuel combustion, a number of recent studies have focused on energy efficiency improvements in residential dwellings as a potential source of emission reductions. One study in The McKinsey Quarterly found that nearly a quarter of cost-effective GHG abatement potential involves efficiency-enhancing measures geared at reducing demand in the buildings and transportation sectors. A second McKinsey study concluded that the residential sector represents the single-largest opportunity to raise energy productivity, noting that, “The adoption of available technologies (including high-efficiency building shells, compact fluorescent lighting, and high-efficiency water heating) would cut ... end-use demand for energy by 32 QBTUs in 2020, equivalent to 5 percent of global end-user demand in that year.”

RESOLVED: Shareholders request that the Board of Directors adopt quantitative goals, based on available technologies, for reducing total greenhouse gas emissions from the Company’s products and operations and report to shareholders by December 31, 2010, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.”

The Board of Directors’ Statement in Opposition to the Stockholder Proposal

Ryland recognizes the importance of minimizing its impact on climate change to purchasers of our homes as well as other constituents. Ryland places a priority on the evaluation of its designs and building methods to conserve resources, improve energy efficiency and reduce greenhouse gas emissions. The Board recommends a vote against this proposal because our current business practices already address the concerns raised in the proposal. Ryland understands that energy efficient homes consume less energy, which should have a positive impact on greenhouse gas emissions. Ryland is a member of the local communities in which it builds and, as a national homebuilder, is a member of the United States community. Therefore, Ryland has a vested interest in these topical issues, and it is Ryland’s policy to monitor regulatory and scientific developments regarding the environment and meet or exceed all of its obligations.

Ryland addresses the concerns raised by the foregoing proposal in the evaluation of the products that are included in the homes it sells to its customers. Ryland endeavors to purchase the appliances, heating and air conditioning units and other products incorporated into its homes from environmentally responsible companies that are active in addressing environmental impacts and greenhouse gas emissions.

Ryland designs its homes in a way that addresses environmental concerns, prevents pollution, conserves resources and reduces waste. This policy is implemented by management’s evaluation of the use of new technologies in order to exceed current homebuilding practices related to energy efficiency standards. As a matter of practice, Ryland undertakes a comprehensive review of the environmental concerns affecting each of its construction projects and strives to meet or exceed the environmental protection standards applicable to each project. Ryland has concentrated significant efforts in these areas and is continually evaluating and implementing initiatives aimed at environmental concerns especially those regarding energy efficiency and the reduction of greenhouse gas emissions.

Ryland’s customers demand the best not only from the finished product but from the components that make up a new Ryland home, and an important way for Ryland’s suppliers to differentiate their products is to be at the forefront of developing new products that decrease energy usage. Ryland strives to implement home designs that decrease energy and water usage, and minimize impact to the environment. In this regard, Ryland recently implemented its HOUSEWORKSSM program. As a result of the HOUSEWORKSSM program, the homes that Ryland builds are preserving the environment, conserving energy and providing more comfort for our customers. The HOUSEWORKSSM program achieves these goals in several ways that include:

•                RESOURCE EFFICIENCY – We minimize our impact on the resources involved in building a Ryland home. From efficient designs that perform better to products that conserve and protect the environment, which include material made from recycled content, Ryland is reducing the energy consumption and greenhouse gas emissions generated by its homes. Our suppliers share this goal of sustainability and minimal environmental impact.

•                ENERGY EFFICIENCY – Ryland’s new homes use less energy than older homes. Ryland’s homes feature ENERGY STAR® qualified dishwashers that have earned the government’s rating for meeting strict energy efficiency guidelines. Many of our homes include high-efficiency minimum 13-SEER, 12-SEER (Seasonal Energy Efficient Ratio), air conditioning systems with environmentally-sound Puron® refrigerant that won’t deplete the ozone layer and dual-paned low-E (low emissivity) glass windows. Ryland’s homes also feature a programmable thermostat that provides increased efficiency to the heating and cooling systems within a home thereby using less energy. All of these features of our Ryland homes mean our homes use less energy and, therefore, emit less greenhouse gases.

•                WATER EFFICIENCY AND CONSERVATION – All Ryland homes feature Moen® lavatory faucets that are certified to meet WaterSense® criteria, indicating they meet the U.S. Environmental Protection Agency criteria for water efficiency and performance. The EPA estimates that using WaterSense® labeled plumbing fixtures can save as much as 10,000 gallons of water a year which results in a significant reduction of water usage by our homes and conservation of a precious global resource.

As a leading national homebuilder, Ryland is dedicated to reduce the carbon footprint of our homes and our homebuilding operation. We have made a concerted commitment to find and use eco-friendly products whenever possible in our homes and partner with suppliers who share our commitment to sustainability. Additionally, we take the time to educate our homeowners on how to operate and maintain their homes in order to maximize energy savings and efficiency and reduce the impact of their home on the environment.

Ryland is addressing the issues identified in the stockholder proposal through its achievement of maximum energy efficiency in the homes it builds. Ryland is an industry leader in how it designs and builds its homes and carefully selects its manufacturers to effectively and responsibly address the issues raised by the proposal.

Ryland evaluates the environmental effects of its operations with respect to its local communities as well as in response to the environmental issues, such as greenhouse gas emissions, facing our world community and future generations. Ryland seeks to build homes that are energy efficient, that are affordable, and that minimize their impact upon climate change, all while delivering value to homeowners and stockholders. We believe that the additional assessment requested by this stockholder proposal is unnecessary in light of our continued voluntary efforts to build increasingly energy efficient homes that minimize the impact upon climate change and the environment. We further believe this stockholder proposal is not appropriate, given the complexity involved in evaluating and selecting technologies and products for use in the construction of our homes that fulfill these goals but still comply with all local regulations and other requirements. Accordingly, requiring specific numerical targets, as opposed to a general business-based approach as systems and practices evolve and local and national circumstances dictate, is not in the best interests of Ryland and its stockholders. Additionally, we believe the adoption of the proposal would require Ryland to needlessly commit significant additional time and resources to matters that are currently and efficiently being handled by Ryland’s homebuilding operation and its experienced management group.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares of Ryland’s Common Stock cast in person or represented by proxy and entitled to be voted on the Proposal at the Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 2.

PROPOSAL NO. 3
STOCKHOLDER PROPOSAL CONCERNING
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Ryland received a stockholder proposal from the Comptroller of the City of New York, as Custodian and Trustee of the New York City Employee’s Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System (the “Systems”) located at 1 Centre Street, New York, New York 10007. As a result, Ryland includes the following stockholder proposal in its Proxy Statement for the 2010 Annual Meeting of Stockholders. Stockholders will vote on this proposal at the Annual Meeting. The Systems beneficially own approximately 98,362 shares of Ryland’s Common Stock.

Stockholders’ Proposal

“RESOLVED – the shareholders of Ryland Group, Inc. recommend that the board of directors adopt a policy requiring that the proxy statement for each annual meeting contain a proposal, submitted by and supported by Company Management, seeking an advisory vote of shareholders to ratify and approve the board Compensation’s Committee Report and the executive compensation policies and practices set forth in the Company’s Compensation Discussion and Analysis.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance. In 2009, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions have averaged more than 46% in favor, and more than 20 companies had votes over 50%, demonstrating strong shareholder support for this reform.

Investor, public and legislative concerns about executive compensation have reached new levels of intensity. A 2009 report by The Conference Board Task Force on Executive Compensation, noting that pay has become a flashpoint, recommends taking immediate and credible action “in order to restore trust in the ability of boards to oversee executive compensation” and calls for compensation programs which are “transparent, understandable and effectively communicated to shareholders.”

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe this vote would provide our board and management useful information about shareholder views on the company’s senior executive compensation especially when tied to an innovative investor communication program.

Over 25 companies have agreed to an Advisory Vote, including Apple, Ingersoll Rand, Microsoft, Occidental Petroleum, Hewlett-Packard, Intel, Verizon, MBIA and PG&E. And nearly 300 TARP participants implemented the Advisory Vote in 2009, providing an opportunity to see it in action.

Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

A bill mandating annual advisory votes passed the House of Representatives, and similar legislation is expected to pass in the Senate. However, we believe companies should demonstrate leadership and proactively adopt this reform before the law requires it.

We believe existing SEC rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe voting against the election of Board members to send a message about executive compensation is a blunt, sledgehammer approach, whereas an Advisory Vote provides shareholders a more effective instrument.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.”

The Board of Directors’ Statement in Opposition to the Stockholder Proposal

Ryland’s Board of Directors understands the importance of communicating with stockholders regarding executive compensation and regularly engages in meaningful dialogue with Ryland investors. The process suggested by the proposal, however, is not an effective mechanism for stockholders to meaningfully convey opinions regarding Ryland’s executive compensation. Accordingly, and for the reasons explained more fully below, we recommend stockholders vote against this proposal.

We believe that an advisory vote would not provide the Compensation Committee with meaningful guidance in considering its compensation philosophy and program or in making specific compensation decisions because the vote would not communicate specific stockholder views or concerns regarding executive compensation packages. If stockholders vote “Against” our compensation package, which necessarily encompasses all compensation paid to Ryland’s executive officers, the Compensation Committee would have no way of knowing which feature or features of the compensation package were objectionable. As a result, the stockholder desired responsive action is not communicated clearly in connection with any requested vote. Similarly, if stockholders vote “For” the compensation package, this would suggest, perhaps inaccurately, that stockholders were satisfied with all aspects of that package. Furthermore, any advisory vote would require the Compensation Committee to speculate about the meaning of stockholder approval or disapproval months after the compensation approved or disapproved by stockholders had already been paid and well into the following year’s compensation cycle.

Providing stockholders with this blunt and imprecise tool is not necessary because stockholders already have more effective methods of communicating their concerns. Stockholders may contact any of Ryland’s Directors, including members of Ryland’s Compensation Committee, directly by writing to them at The Ryland Group, Inc., 24025 Park Sorrento, Suite 400, Calabasas, California 91302. Unlike an advisory vote, this method of communication allows stockholders to voice specific concerns and to communicate clearly and effectively with our Board of Directors. Additionally, equity and other incentive compensation plans from time-to-time are submitted for approval by stockholders. Unlike an advisory vote regarding historical compensation disclosures, the opportunity to vote on these matters provides an effective mechanism for stockholders to meaningfully convey their satisfaction or dissatisfaction with Ryland’s compensation practices in a manner that may meaningfully impact those practices going forward.

Additionally, the American system of corporate governance generally is based on the principle that stockholders are responsible for the election of directors and that those directors, once elected, direct the business and affairs of the corporation they serve. Directors are obligated to act with diligence and in good faith to make decisions and develop policies that they believe will best serve stockholder interests. These duties extend to the formulation of policies with respect to the compensation of a corporation’s senior executives, and this is precisely the case at Ryland. Ryland’s Compensation Committee, which consists entirely of independent Directors, is responsible for designing an executive compensation program that attracts, motivates and retains talented senior executives. In discharging its duties and fulfilling its responsibilities, the Compensation Committee is assisted by a highly-qualified independent compensation consulting firm. The Compensation Committee makes its decisions after careful consideration of Ryland’s strategic and financial objectives, an executive’s performance against specific quantitative and qualitative objectives and other relevant performance data. To permit an advisory vote of stockholders on these issues would undermine the responsibility of the Board of Directors, including the Compensation Committee, to deal with these matters.

We operate in a highly competitive environment and in order to attain long-term success and thereby build value for our stockholders, it is critical that we recruit and retain a talented senior management team. As noted in our “Compensation Discussion and Analysis” beginning on page 11 of this Proxy Statement, we regularly benchmark our executive compensation programs against our homebuilding peer group companies to confirm that our programs remain competitively comparable to these programs. To our knowledge, none of our competitors puts named executive officer compensation to an advisory vote. If we were to adopt this practice, this could lead to a perception among our current executives and prospective employees that compensation opportunities at Ryland are limited, especially as compared to competitors that have not adopted the practice. This could put us at a competitive disadvantage in hiring and retaining executive talent and ultimately harm our business and our stockholders.

Accordingly, the Board does not believe an advisory vote on executive compensation is in the best interests of Ryland and its stockholders and recommends a vote against Proposal No. 3.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares of Ryland’s Common Stock cast in person or represented by proxy and entitled to be voted on the Proposal at the Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 3.

PROPOSAL NO. 4
RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit Ryland’s consolidated financial statements for the fiscal year ending December 31, 2010 and, therefore, recommends stockholder approval of the ratification of Ernst & Young LLP to act as Ryland’s independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting of Stockholders and will be available to respond to appropriate questions and, if they desire, to make a statement.

Neither Maryland or federal law, nor Ryland’s organizational documents require stockholder ratification of the appointment of Ernst & Young LLP as Ryland’s independent registered public accounting firm. Ryland is requesting ratification to enhance corporate governance. If Ryland’s stockholders do not ratify the appointment, the Audit Committee will evaluate its appointment of Ernst & Young LLP, but still may retain them.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS RYLAND’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon Ryland’s review of forms and reports filed and submitted to Ryland during 2009 for any person subject to Section 16 of the Exchange Act, there were no persons who failed to file reports required by Section 16(a) of the Exchange Act on a timely basis during 2009.

STOCKHOLDERS’ PROPOSALS AND COMMUNICATIONS WITH DIRECTORS

Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders of Ryland must be received by Ryland on or before November 10, 2010, and must comply with the applicable rules of the SEC in order to be included in Ryland’s Proxy Statement and proxy relating to the 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act. In addition, in order for a stockholder proposal or Director nomination outside of Rule 14a-8 of the Exchange Act to come before the 2011 Annual Meeting of Stockholders, proposals and nominations must be made in accordance with Ryland’s Bylaws, which require appropriate notice to Ryland of the proposal or nomination not less than 75 days prior to the date of the Annual Stockholders’ Meeting. If less than 100 days’ notice of the date of the Annual Stockholders’ Meeting is given by Ryland, then Ryland must receive notice of the nomination or the proposal not later than the close of business on the 10th day following the date Ryland first mailed the notice or made public disclosure of the meeting. In this regard, notice is given that the 2011 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April, 2011, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with Ryland’s Bylaws.

Stockholders and any interested parties may send correspondence to the Board of Directors or to any individual Director at the following address: The Ryland Group, Inc., c/o Corporate Secretary, 24025 Park Sorrento, Suite 400, Calabasas, California 91302. Communications may also be sent via Ryland’s Web Site at www.ryland.com under the “Investors” tab. If applicable, the communication should indicate that the sender is a stockholder. Based on procedures approved by the Nominating and Governance Committee, the Corporate Secretary will retain and not send to Directors communications that are purely promotional or commercial in nature, or other topics that clearly are unrelated to Director responsibilities. These types of communications will be logged and filed but not circulated to Directors. The Corporate Secretary will review and log all other communications and subsequently deliver them to the specified Directors.

OTHER MATTERS

If any other business should come before the meeting, the proxy holders will vote according to their discretion.

0 14475 THE RYLAND GROUP, INC. Proxy Solicited on Behalf of the Board of Directors Annual Meeting of Stockholders – April 28, 2010 The undersigned stockholder of The Ryland Group, Inc. (the "Corporation") acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 10, 2010, and constitutes and appoints LARRY T. NICHOLSON, Chief Executive Officer of the Corporation, and TIMOTHY J. GECKLE, Secretary of the Corporation, and each of them, as true and lawful proxies with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on Wednesday, April 28, 2010 at 8:00 a.m., local time, and at any adjournments thereof. This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Corporation's Retirement Savings Opportunity Plan (the "Plan"). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 5:00 p.m. on April 23, 2010, the Plan's Trustee will vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from other Plan participants who provide direction on the voting of their shares. (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF THE RYLAND GROUP, INC. April 28, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at - http://investor.shareholder.com/ryl/sec.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Leslie M. Frécon O Roland A. Hernandez O William L. Jews O Ned Mansour O Robert E. Mellor O Norman J. Metcalfe O Larry T. Nicholson O Charlotte St. Martin O Robert G. van Schoonenberg 2. Consideration of a proposal from The Nathan Cummings Foundation (a stockholder). 3. Consideration of a proposal from certain retirement systems and pension funds of the employees of the City of New York (stockholders). 4. Ratification of the appointment of Ernst & Young LLP as Ryland's independent registered public accounting firm for the fiscal year ending December 31, 2010. 5. In their discretion upon other business as may properly come before the meeting. This proxy is solicited on behalf of the Board of Directors of The Ryland Group, Inc. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" the election of Directors, and "FOR" proposal 4 and "AGAINST" proposals 2 and 3. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 4 AND "AGAINST" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. x Please detach along perforated line and mail in the envelope provided. 20933300000000000000 4 042810